                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): January 27, 1999




                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)




     NORTH CAROLINA                       340-23520                        56-1714315
(State or other jurisdiction         (Commission File No.)              (I.R.S. Employer
  of incorporation)                                                   Identification Number)



             4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 200,
                       DURHAM, NORTH CAROLINA 27703-8411
                    (Address of principal executive offices)



                                 (919) 998-2000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS.

         In connection with certain acquisitions accounted for as pooling of interests which were consummated between January 1, 1996 and September 30, 1998, Quintiles Transnational Corp. (the "Company") has restated certain of its historical consolidated financial data and provides the restated consolidated financial statements and other materials described below.

         Item Description                                                  Page

         1)       Selected Consolidated Financial Data                       5

         2)       Annual Consolidated Financial Data of the Company

                  a.       Management's Discussion and Analysis of
                  Financial Condition and Results of Operations              6

                  b. Consolidated Financial Statements of the Company

                           i.       Consolidated Statements of Income
                           for the three years ended December 31, 1997,
                           1996 and 1995                                    15

                           ii       Consolidated Balance Sheets as of
                           December 31, 1997 and 1996                       16

                           iii.     Consolidated Statements of Cash
                           Flows for the three years ended December 31,
                           1997, 1996 and 1995                              18

                           iv.      Consolidated Statements of
                           Shareholders' Equity for the three years
                           ended December 31, 1997, 1996 and 1995           20

                           v.       Notes to Consolidated Financial
                           Statements                                       21

                           vi.      Report of Independent Auditors          36

         3)       Condensed Consolidated Financial Data of the Company
         - March 31, 1998 (Unaudited)

                  a. Condensed Consolidated Financial Statements of the Company - March 31, 1998 (Unaudited)

                           i.       Condensed Consolidated Balance
                           Sheets as of March 31, 1998 and December 31,
                           1997                                             37

                           ii.      Condensed Consolidated Statements
                           of Income - Three Months Ended March 31,
                           1998 and 1997                                    38

                           iii.     Condensed Consolidated Statements
                           of Cash Flows - Three Months Ended March 31,
                           1998 and 1997                                    39

                           iv.      Notes to Condensed Consolidated
                           Financial Statements - March 31, 1998            40

                  b.       Management's Discussion and Analysis of
                  Financial Condition and Results of Operations             42

         4)       Condensed Consolidated Financial Data of the Company
         - June 30, 1998 (Unaudited)

                  a. Condensed Consolidated Financial Statements of the Company - June 30, 1998 (Unaudited)

                           i.       Condensed Consolidated Balance
                           Sheets as of June 30, 1998 and December 31,
                           1997                                            49

                           ii.      Condensed Consolidated Statements
                           of Income - Three Months Ended June 30, 1998
                           and 1997 and Six Months Ended June 30, 1998
                           and 1997                                        50

                           iii.     Condensed Consolidated Statements
                           of Cash Flows - Six Months Ended June 30,
                           1998 and 1997                                   51

                           iv.      Notes to Condensed Consolidated
                           Financial Statements - June 30, 1998            52

                  b.       Management's Discussion and Analysis of
                  Financial Condition and Results of Operations            55

         5)       Condensed Consolidated Financial Data of the Company
         - September 30, 1998 (Unaudited)

                  a.       Condensed Consolidated Financial
                  Statements of the Company - September 30, 1998
                  (Unaudited)

                            i.       Condensed Consolidated Balance
                           Sheets                                          62
                           as of September 30, 1998 and December 31,
                           1997

                           ii.      Condensed Consolidated Statements
                           of Income - Three Months Ended September 30,
                           1998 and 1997 and Nine Months Ended
                           September 30, 1998 and 1997                     63

                           iii.     Condensed Consolidated Statements
                           of Cash Flows - Nine Months Ended September
                           30, 1998 and 1997                               64

                           iv.      Notes to Condensed Consolidated
                           Financial Statements - September 30, 1998       65

                  b.       Management's Discussion and Analysis of
                  Financial Condition and Results of Operations            68

On January 26, 1999, the Company issued a press release regarding its financial results for the period ended December 31, 1998. A copy of the press release is attached hereto as Exhibit 99.03 and incorporated by reference herein.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected Consolidated Statement of Income Data set forth below for each of the years in the three-year period ending December 31, 1997 and the Consolidated Balance Sheet Data set forth below as of December 31, 1996 and 1997 are derived from the audited consolidated financial statements of the Company and notes thereto, as restated for certain pooling transactions, included in this Current Report on Form 8-K dated January 27, 1999. The selected Consolidated Statement of Income Data set forth below for the years ended December 1994 and 1993, and the Consolidated Balance Sheet Data set forth below as of December 31, 1995, 1994 and 1993 are derived from the audited consolidated financial statements of the Company as subsequently restated for certain pooling transactions. The data provided as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998, as subsequently restated herein for certain pooling transactions, but in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair statement of the results of such periods. The consolidated financial statements of the Company have been restated to reflect material acquisitions by the Company in transactions accounted for as poolings of interests. However, the consolidated financial statements have not been restated to reflect certain other acquisitions accounted for as pooling of interests where the Company determined that the consolidated financial data would not have been materially different if the pooled companies had been included. For such immaterial pooling of interests transactions, which include two transactions in 1997 and two transactions in 1996, the Company's financial statements for the year of each transaction have been restated to include the pooled companies from January 1 of that year, but the financial statements for years prior to the year of each transaction have not been restated because the effect of such restatement would be immaterial. The selected consolidated financial data presented below should be read in conjunction with the Company's audited and unaudited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.


                                                                                                              Nine Months Ended
                                                               Year Ended December 31,                           September 30,
                                             --------------------------------------------------------------    ----------------
                                             1997         1996(1)       1995(1)       1994(1)       1993(1)    1998        1997
                                             ----         ----          ----          ----          ----       ----        ----
                                                                     (In thousands, except per share data)
Net revenue                                $852,900      $600,100      $368,056      $230,583     $169,623    $848,379   $608,436
Income from operations                       88,812        43,851        25,900        17,456       12,545      88,654     63,387
Income before income taxes                   86,535        24,241        24,655        16,567        9,785      86,737     61,387
Net income available for common
  shareholders                               55,683         7,648        14,626        10,598        5,230      58,914     38,862
Basic net income per share                     0.76          0.11          0.23          0.18         0.11        0.77       0.53
Diluted net income per share               $   0.74      $   0.11       $  0.23      $   0.18     $   0.10    $   0.78   $   0.52
Weighted average shares outstanding(2):
   Basic                                     73,739        69,148        63,171        58,128       49,681      76,476     73,283
   Diluted                                   75,275        71,785        64,946        58,512       50,191      77,987     74,967

                                                                As of December 31,                             As of September 30,
                                               ------------------------------------------------------------    -------------------
                                               1997        1996(1)      1995(1)      1994(1)        1993(1)     1998       1997
                                               ----        ----         ----         ----           ----        ----       ----
                                                                        (In thousands, except employees)
Cash and cash equivalents                    $ 80,247     $ 74,474      $ 84,569     $ 52,011      $ 18,188    $ 88,499   $ 77,338
Working capital                               164,987       99,787        72,102       48,245        18,879     197,667    141,204
Total assets                                  814,027      554,619       352,277      208,944       136,272     937,952    741,544
Long-term debt including current portion      185,511      185,493        52,662       21,386        20,855     191,570    187,690
Shareholders' equity                         $388,639     $150,528      $165,943     $ 90,193      $ 89,015    $464,947   $339,628
Employees                                      11,540        7,896         4,835        3,115         2,346      14,682      9,682

(1) Prior to the Company's November 29, 1996 share exchange with Innovex Limited (Innovex), Innovex had a fiscal year end of March 31 and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented above for 1993 through 1995 include Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented above for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.
(2) Restated to reflect the two-for-one stock splits of the Company's Common Stock effected as a 100% stock dividend in November 1995 and December 1997.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

Quintiles Transnational Corp. ("Quintiles" or "the Company") is a market leader in providing full-service contract research, sales, marketing and healthcare policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and healthcare industries. Based on industry analyst reports, the Company is the largest company in the pharmaceutical outsourcing services industry as ranked by 1997 net revenue; the net revenue of the second largest company was over $200 million less than the Company's 1997 net revenue.

During 1997, the Company completed several strategic acquisitions that complemented its existing operations and expanded its array of services.
Specifically:

On February 27, 1997, the Company acquired Debra Chapman Consulting Group Pty Limited and the Medical Alliances Australia Pty Limited group of companies (collectively "DCCG/MAA") located in Sydney and Melbourne, Australia. The Company purchased 100% of the DCCG/MAA group of companies' outstanding stock for an undisclosed amount of cash.

On June 2, 1997, the Company acquired Butler Communications Inc. ("Butler") and its affiliated companies, including Butler Clinical Recruitment, Inc., which specialize in communication programs to accelerate the recruitment of patients for clinical trials. The Company acquired the Butler businesses in exchange for 428,610 shares of the Company's Common Stock. In addition, the Company assumed approximately $2.8 million in existing Butler debt. The acquisition of Butler was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of Butler.

On June 11, 1997, the Company acquired Action International Marketing Services Limited and its subsidiaries, including Medical Action Communications Limited (collectively "MAC"), a leading international strategic medical communications consultancy. The Company acquired MAC in exchange for 1,131,394 shares and granted stock options exercisable for an additional 125,700 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, the Company previously restated all historical financial data to include the historical financial data of MAC.

On June 21, 1997, the Company acquired the operating assets of Pharmacology Data Management Corporation ("PDMC"), a software services company, for an undisclosed amount of cash.

On July 2, 1997, the Company acquired CerebroVascular Advances, Inc. ("CVA"), a leader in stroke clinical trials. The Company acquired CVA in exchange for 467,936 shares and stock options exercisable for an additional 34,038 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, the Company restated all historical financial data to include the historical financial data of CVA.

On August 29, 1997, the Company acquired Intelligent Imaging, Inc. ("Intelligent Imaging"), an information management company specializing in providing digital medical imaging services for clinical trials and the healthcare industry, in exchange for 171,880 shares of the Company's Common Stock. The acquisition of Intelligent Imaging was accounted for as a pooling of interests, and all consolidated financial data for periods subsequent to January 1, 1997 have been restated to include the results of the pooled company. The financial data of the pooled companies prior to January 1, 1997 were not materially different from that previously reported by the Company, and thus have not been restated.

On August 29, 1997, the Company acquired Clindepharm International (Pty) Limited ("Clindepharm"), South Africa's leading contract research organization, in exchange for 477,966 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, the Company previously restated all historical financial data to include the historical financial data of Clindepharm since its inception in 1996.

On August 29, 1997, the Company acquired Rapid Deployment Services and its affiliated companies ("RDS"), South Africa's leading contract sales organization, in exchange for 121,668 shares of the Company's Common Stock. The acquisition of RDS was accounted for as a pooling of interests, and all consolidated financial data for periods subsequent to January 1, 1997 have been restated to include the results of the pooled company. The financial data of the pooled companies prior to January 1, 1997 were not materially different from that previously reported by the Company, and thus have not been restated.

In addition, on September 10, 1997, the Company officially opened its 171,000 - square foot clinical trials material packaging and distribution facility in Bathgate, Scotland. The facility, which includes a data management center, opened with a staff of about 115, and it is expected to eventually employ approximately 300 people.

Also, on December 1, 1997, the Company effected a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. All references to number of shares and per share amounts have been restated to reflect the stock split.

On February 2, 1998, the Company acquired Pharma Networks N.V. ("Pharma"), a leading contract sales organization in Belgium. The Company acquired Pharma in exchange for 132,000 shares of the Company's Common Stock. The acquisition of Pharma was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of Pharma.

On February 26, 1998, the Company acquired T2A S.A. ("T2A"), a leading French contract sales organization. The Company acquired T2A in exchange for 311,899 shares of the Company's Common Stock. The acquisition of T2A was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of T2A.

On August 24, 1998, the Company acquired The Royce Consultancy, Limited ("Royce"), a leading pharmaceutical sales representative recruitment and contract sales organization in the U.K. The Company acquired Royce in exchange for 664,194 shares of the Company's Common Stock. The acquisition of Royce was accounted for as a pooling of interests and as such, all historical financial data have been restated to include the results of Royce.

On September 9, 1998, the Company acquired Data Analysis Systems, Inc. ("DAS"), a leader in sales force planning and territory organization systems for the pharmaceutical industry. The Company acquired DAS in exchange for 358,897 shares of the Company's Common Stock. The acquisition of DAS was accounted for as a pooling of interests and as such, all historical financial data have been restated to include the results of DAS.

Contract Revenue

The Company considers net revenue, which excludes reimbursed costs, its primary measure of revenue growth. Substantially all net revenue is earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and healthcare companies. Many of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. The Company is also party to fee-for-service and unit-of-service contracts. The Company recognizes net revenue based upon (1) labor costs expended as a percentage of total labor costs expected to be expended (percentage of completion) for fixed price contracts, (2) contractual per diem or hourly rate basis as work is performed for fee-for-service contracts or (3) completion of units of service for unit-of-service contracts.

The Company's contracts generally provide for price negotiation upon scope of work changes. The Company recognizes revenue related to these scope changes when the underlying services are performed and realization of revenue is assured. Most contracts are terminable upon 15 - 90 days' notice by the customer. In the event of termination, contracts typically require payment for services rendered through the date of termination, as well as subsequent services rendered to close out the contract. Any anticipated losses resulting from contract performance are charged to earnings in the period identified.

Each contract specifies billing and payment procedures. Generally, the procedures require a portion of the contract fee to be paid at the time the project is initiated with subsequent contract billings and payments due periodically over the length of the project's term in accordance with contractual provisions. Revenue recognized in excess of billings is classified as unbilled services, while billings in excess of revenue are classified as unearned income.

The Company reports backlog based on anticipated net revenue from uncompleted projects which have been authorized by the customer through a written contract or otherwise. Using this method of reporting backlog, at December 31, 1997, 1996 and 1995 the backlog was approximately $1.09 billion, $727 million and $432 million, respectively. The Company believes that backlog may not be a consistent indicator of future results because backlog can be affected by a number of factors, including the variable size and duration of projects, many of which are performed over several years, loss or significant delay of contracts, or a change in the scope of a project during the course of a study.


Results of Operations
Year Ended December 31, 1997 Compared with
Year Ended December 31, 1996

Net revenue for the year ended December 31, 1997 was $852.9 million, an increase of $252.8 million or 42.1% over fiscal 1996 net revenue of $600.1 million. Growth occurred across each of the Company's geographic regions. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to January 1, 1997.

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $448.9 million or 52.6% of 1997 net revenue versus $308.9 million or 51.5% of 1996 net revenue. The increase in direct costs as a percentage of net revenue was primarily attributable to the increase in net revenue generated from contract sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to net revenue than contract research services.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $277.2 million or 32.5% of 1997 net revenue versus $206.3 million or 34.4% of 1996 net revenue. The $71.0 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

Depreciation and amortization were $37.9 million or 4.4% of 1997 net revenue versus $25.7 million or 4.3% of 1996 net revenue.

Income from operations was $88.8 million or 10.4% of 1997 net revenue versus $43.9 million or 7.3% of 1996 net revenue. Excluding non-recurring costs incurred in 1996 as described below, income from operations was $59.3 million or 9.9% of net revenue.

Other expense decreased to $2.3 million in 1997 from $19.6 million in 1996. Excluding acquisition costs and non-recurring transaction costs, other expense was $85,000 in 1997 and $2.5 million in 1996. The $2.4 million change was primarily due to decreases in net interest expense of approximately $2.2 million and other expense of approximately $200,000.

The effective tax rate for 1997 was 35.7% versus a 61.1% rate in 1996. Excluding non-recurring transaction and restructuring costs which were not deductible for tax purposes, the 1996 effective tax rate would have been 34.5%. Since the Company conducts operations on a global basis, its effective tax rate may vary. See "--Taxes."


Year Ended December 31, 1996 Compared with
Year Ended December 31, 1995

Prior to the Company's November 29, 1996 share exchange with Innovex Limited ("Innovex"), Innovex had a fiscal year end of March 31, and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data prior to January 1, 1996 includes Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.

Net revenue for the year ended December 31, 1996 was $600.1 million, an increase of $232.0 million or 63.0% over fiscal 1995 net revenue of $368.1 million. In general, growth occurred across each of the Company's geographic regions and within each contract service sector. Factors contributing to both the regional and service growth included the

Year Ended December 31, 1996 Compared with
Year Ended December 31, 1995 -- Continued

provision of increased services rendered under existing contracts, the initiation of services under contracts awarded subsequent to January 1, 1996 and the Company's acquisitions (excluding BRI International, Inc. ("BRI") and Innovex) completed during 1996 and 1995 which contributed approximately $44.8 million in 1996 versus $11.7 million in 1995. Without these acquisitions, the Company's 1996 net revenue increased by $198.9 million or 54.1% over comparable 1995 net revenue. One customer accounted for 11.5% of the Company's 1996 net revenue.

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $308.9 million or 51.5% of 1996 net revenue versus $192.9 million or 52.4% of 1995 net revenue. The decrease in direct costs as a percentage of net revenue was primarily attributable to efficiency realized through the use of information technology in the Company's provision of services related to global, long-term contracts, offset by increased costs attributable to the increase in net revenue generated from contract sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to net revenue than contract research services.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $206.3 million or 34.4% of 1996 net revenue versus $127.0 million or 34.5% of 1995 net revenue. The $79.3 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations, business development and marketing activities, and outside services resulting from the Company's growth.

Depreciation and amortization were $25.7 million or 4.3% of 1996 net revenue versus $17.6 million or 4.8% of 1995 net revenue.

Income from operations was $43.9 million or 7.3% of 1996 net revenue versus $25.9 million or 7.0% of 1995 net revenue. Net of non-recurring costs, income from operations was $59.3 million or 9.9% of 1996 net revenue versus $30.6 million or 8.3% of 1995 net revenue. During the quarter ended March 31, 1996, Innovex recognized two non-recurring charges: a $2.4 million expense for an Innovex internal reorganization and a related $2.3 million special pension contribution. Accordingly, the Company's pooled, consolidated financial results include such charges, totaling $4.7 million, in both the fiscal years ended December 31, 1996 and 1995. In the fourth quarter of 1996, the Company recognized approximately $10.7 million in non-recurring restructuring costs related to the BRI and Innovex transactions.

Other expense increased to $19.6 million in 1996 from $1.2 million in 1995. Other expense includes approximately $17.1 million of non-recurring transaction costs for the year ended December 31, 1996, most of which were not deductible for tax purposes. Net of such non-recurring transaction costs, other expense was $2.5 million for 1996 and $1.2 million in 1995. This increase of approximately $1.2 million was primarily due to an increase of interest and miscellaneous expense of $5.9 million which was offset by an increase in interest income of approximately $4.6 million.

The effective tax rate for 1996 was 61.1% versus a 37.8% rate in 1995. The increase in the 1996 effective tax rate was primarily attributable to the non-tax deductible, non-recurring transaction costs incurred and a portion of the non-recurring costs relating to the Innovex internal reorganization prior to its pooling of interests with the Company. The lack of tax relief for the Innovex internal reorganization costs was reflected in both the effective tax rates for 1996 and 1995. The effective tax rate for 1996 was 34.5% versus a 35.5% rate in 1995 excluding the non-recurring costs. Since the Company conducts operations on a global basis, its effective tax rate may vary. See "-- Taxes."


Liquidity and Capital Resources

Cash flows generated from operations were $79.1 million in 1997 versus $41.6 million and $34.1 million in 1996 and 1995, respectively. Cash flows used in investing activities in 1997 were $154.8 million, versus $144.9 million and $38.7 million in 1996 and 1995, respectively. The change in the amount of cash from investing activities from 1995 to 1996 was primarily due to the investment of the Company's net proceeds from the May 1996 private placement of its 4.25% Convertible Subordinated Notes due May 31, 2000. Capital asset purchases required $79.3 million in 1997 versus $40.6 million and $26.5 million in 1996 and 1995, respectively. Capital asset expenditures in 1997 and 1996 included (pound)15.8 million (approximately $26.5 million) and (pound)2.7 million (approximately $5.0 million), respectively, related to the Company's purchase of land and construction of a facility in Bathgate, Scotland. The remaining capital expenditures were predominantly incurred in connection with the expansion of existing operations, the enhancement of information technology capabilities and the opening of new offices.

Total working capital was $165.0 million at December 31, 1997 compared to $99.8 million at December 31, 1996. Including long-term cash investments of $69.1 million and $25.1 million at December 31, 1997 and 1996, respectively, in total working capital, the increase was $109.2 million. Total accounts receivable and unbilled services increased 13.5% to $219.4 million at December 31, 1997 from $193.3 million at December 31, 1996, as a result of the growth in net revenue. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, was 42 and 47 days at December 31, 1997 and December 31, 1996, respectively.

During 1995, the Company acquired a drug development facility in Edinburgh, Scotland. Related to this acquisition, the Company entered into a purchase commitment valued at (pound)13.0 million (approximately $21.0 million) with payment due in December 1999. The Company has hedged this commitment by purchasing forward contracts. The Company's forward contracts mature on December 29, 1999, and as of December 31, 1997, the Company had committed to purchasing approximately (pound)1.5 million (approximately $2.3 million) under such contracts. The Company is obligated to purchase up to an additional (pound)5.9 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between $1.5499 and $1.6800.

The Company has available to it a (pound)15.0 million unsecured line of credit with a U.K. bank and a (pound)5.0 million unsecured line of credit with a second U.K. bank. At December 31, 1997, the Company had (pound)13.8 million available under these credit agreements.

On March 12, 1997, the Company completed a public offering of 11,040,000 shares of its Common Stock at a price of $31.4375 per share. Of the 11,040,000 shares sold, 2,830,000 shares were sold by the Company and 8,210,000 shares were sold by selling shareholders. Net proceeds to the Company amounted to approximately $84.3 million.

On August 7, 1998, the Company entered into a $150 million senior unsecured credit facility ("$150 million facility") with a U.S. bank. Based upon its current financing plan, the Company believes the $150 million facility would be available to retire its long-term credit arrangements and obligations, if necessary.

All foreign currency denominated amounts due, subsequent to December 31, 1997, have been translated using the Friday, December 26, 1997 foreign exchange rates as published in the December 29, 1997 edition of the Wall Street Journal. Based on its current operating plan, the Company believes that its available cash and cash equivalents, together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company is continually evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing in its ordinary course of business or to facilitate possible acquisitions or expansion.

Foreign Currency

Approximately 51.7%, 58.1% and 63.3% of the Company's net revenue for the years ended December 31, 1997, 1996, and 1995, respectively, were derived from the Company's operations outside the United States. The Company's financial statements are denominated in U.S. dollars, and accordingly, changes in the exchange rate between foreign currencies and the U.S. dollar will affect the translation of such subsidiaries' financial results into U.S. dollars for purposes of reporting the Company's consolidated financial results.

The Company may be subject to foreign currency transaction risk when the Company's service contracts are denominated in a currency other than the currency in which the Company earns fees or incurs expenses related to such contracts. The Company limits its foreign currency transaction risk through exchange rate fluctuation provisions stated in its contracts with customers, or the Company may hedge its transaction risk with foreign currency exchange contracts or options. The Company recognizes changes in value in income only when foreign currency exchange contracts or options are settled or exercised, respectively. There were several foreign exchange contracts relating to service contracts open at December 31, 1997, all of which are immaterial to the Company.

Taxes

Since the Company conducts operations on a global basis, the Company's effective tax rate has depended and will continue to depend on the amount of profits in locations with varying tax rates. The Company's results of operations will be impacted by changes in the tax rates of the various jurisdictions and by changes in any applicable tax treaties. In particular, as the portion of the Company's non-U.S. business increases, the Company's effective tax rate may vary significantly from period to period. The Company's effective tax rate may also depend upon the extent to which the Company is allowed (and is able to use under applicable limitations) U. S. foreign tax credits in respect of taxes paid on its foreign operations.


Inflation

The Company believes the effects of inflation generally do not have a material adverse impact on its operations or financial condition.


Impact of Year 2000 Issue

State of Readiness

The Company has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of the Company's operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which it operates. The Company's computing infrastructure is based on industry standard systems. The Company does not depend on large legacy systems and does not use mainframes. Rather, the scope of its Year 2000 Program includes unique software systems and tools in each of its service groups, especially its contract research service group, embedded systems in its laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. The Company has identified critical systems within each service group and is devoting its resources to address these items first.

The Company's Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of the Company's Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. The Company has established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

The framework for the Company's Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. The Company is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000 issue and which it believes could impact its operations. Although the Company cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which it is substantially dependent, and the Company plans to develop contingency plans for possible deficiencies in those services. For example, the Company believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services; consequently, the Company is developing a specialized process to assess and address Year 2000 issues arising from these relationships. The Company does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

As the Company completes the assessment of its systems, it is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. The Company will utilize both internal and external resources to implement these plans. The Company's strategic healthcare communications services are less dependent on information technology than its other services, and the Company expects to complete all phases of the program with respect to those services in 1998. The Company expects to address most systems relating to its healthcare consulting services in 1998, with completion expected in the first half of 1999. The Company also expects to address most of its contract sales systems in 1998, and complete development in the first half of 1999. The Company's contract research services utilize numerous systems, which it must address independently on disparate schedules, depending on the magnitude and complexity of the individual system. The Company anticipates that critical deployment of these systems (or migration to replacement systems where necessary) will occur primarily in 1999. The Company expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.

Costs

The Company estimates that the aggregate costs of its Year 2000 Program will be approximately $14 million, including costs already incurred through December 31, 1997 and costs to be incurred in 1998 and 1999. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the Company's day-to-day operations. The Company incurred total Year 2000 Program costs of $3.6 million through December 31, 1997, of which approximately $2.6 million represented incremental expense. The Company's estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. The Company cannot provide assurance that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from the Company's expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause the Company to allocate its resources elsewhere and similar uncertainties.

Year 2000 Risks

The Company faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on the Company's ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of the Company's business may compound this risk if it is unable to coordinate efforts across its global operations on a timely basis. The Company believes that its Year 2000 Program will successfully address these risks, however, the Company cannot provide assurance that this program will be completed in a timely manner. Notwithstanding its Year 2000 Program, the Company also faces external risks that may be beyond its control. The Company's international operations and its relationships with foreign third parties create additional risks for the Company, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which the Company operates, as well as the danger that the internal systems of its foreign suppliers, service providers and customers will fail. The Company's business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

In addition, the Company's business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, the Company faces increased risk that its physician investigators will be unable to provide it with the data that the Company needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of its customers to address the Year 2000 issue could negatively impact their ability to utilize the Company's services. While it intends to develop contingency plans to address certain of these risks, the Company cannot assure you that any developed plans will sufficiently insulate it from the effects of these risks. Any disruptions resulting from the realization of these risks would affect the Company's ability to perform its services. If the Company is unable to receive or process information, or if third parties are unable to provide information or services to it, the Company may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business and financial results.

Contingencies

Until it has completed its remediation, testing and deployment plans, the Company believes it is premature to develop contingency plans to address what would happen if its execution of these plans were to fail to address the Year 2000 issue.

Recent Events

On February 4, 1998, the Company acquired Technology Assessment Group ("TAG"), an international health outcomes assessment firm that specializes in patient registries and in evaluating the economic, quality-of-life and clinical effects of drug therapies and disease management programs. The Company acquired TAG in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG was accounted for as a purchase.

On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical"), a contract research organization based in Taiwan. The Company acquired More Biomedical in exchange for 16,600 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests.

On May 31, 1998, the Company acquired Crossbox Limited t/a Cardiac Alert ("Cardiac Alert"), a UK-based company which provides a centralized electrocardiogram monitoring service for international clinical trials. The Company acquired Cardiac Alert in exchange for 70,743 shares of the Company's Common Stock. The acquisition of Cardiac Alert was accounted for as a pooling of interests.

On May 31, 1998, the Company acquired ClinData International Pty Limited ("ClinData"), a leading biostatistics and data management company in South Africa. The Company acquired ClinData in exchange for 123,879 shares of the Company's Common Stock. The acquisition of ClinData was accounted for as a pooling of interests.

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of QED will be accounted for as a pooling of interests.

The Company's 1998 financial statements have been restated to include More Biomedical, Cardiac Alert, ClinData, Simirex and QED from January 1, 1998, but the financial statements for 1997 and prior years have not been restated because the effect of such restatement would be immaterial.

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.


Recently Issued Accounting Standards

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter 1998 and will provide the financial statement disclosures as required. The application of the new rules will not have an impact on the Company's financial position or results from operations.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

The Company will adopt Statement No. 131 in 1998, which may result in additional disclosures. The application of the new rules will not have an impact on the Company's financial position or results from operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will not adopt Statement No. 133 until required to do so on January 1, 2000.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                          1997            1996            1995
                                                          ----            ----            ----
Net revenue .....................................      $ 852,900       $ 600,100       $ 368,056
Costs and expenses:
  Direct ........................................        448,920         308,886         192,899
  General and administrative ....................        277,238         206,251         126,969
  Depreciation and amortization .................         37,930          25,681          17,586
  Non-recurring costs:
     Restructuring ..............................             --          13,102           2,373
     Special pension contribution ...............             --           2,329           2,329
                                                        --------        --------       ---------
                                                         764,088         556,249         342,156
                                                        --------        --------       ---------
Income from operations ..........................         88,812          43,851          25,900
Other income (expense):
  Interest income ...............................          8,472           7,206           2,562
  Interest expense ..............................         (8,764)         (9,716)         (3,846)
  Non-recurring transaction costs ...............             --         (17,118)             --
  Other .........................................         (1,985)             18              39
                                                        --------        --------       ---------
                                                          (2,277)        (19,610)         (1,245)
                                                        --------        --------       ---------
Income before income taxes ......................         86,535          24,241          24,655
Income taxes ....................................         30,852          14,808           9,310
                                                        --------        --------       ---------
Net income ......................................         55,683           9,433          15,345
Non-equity dividend .............................             --          (1,785)           (719)
                                                        --------        --------       ---------
Net income available for common shareholders ....      $  55,683       $   7,648       $  14,626
                                                       =========       =========       =========
Basic net income per share ......................      $    0.76       $    0.11       $    0.23
Diluted net income per share ....................      $    0.74       $    0.11       $    0.23

Shares used in computing net income per share:
   Basic ........................................         73,739          69,148          63,171
   Diluted ......................................         75,275          71,785          64,946

                          See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                        DECEMBER 31,
                                                        ------------
                                                    1997          1996
                                                    ----          ----
                    Assets
Current assets:
  Cash and cash equivalents ................      $ 80,247      $ 74,474
  Accounts receivable and unbilled services        219,438       193,346
  Investments ..............................        44,372        37,623
  Prepaid expenses .........................        22,276        10,164
  Other current assets .....................        24,456         4,907
                                                  --------      --------
          Total current assets .............       390,789       320,514
Property and equipment:
  Land, buildings and leasehold improvements        83,383        51,125
  Equipment and software ...................       116,065        69,153
  Furniture and fixtures ...................        29,124        31,723
  Motor vehicles ...........................        39,875        30,827
                                                  --------      --------
                                                   268,447       182,828
  Less accumulated depreciation ............        81,481        56,132
                                                  --------      --------
                                                   186,966       126,696
Intangibles and other assets:
  Intangibles ..............................        72,395        71,170
  Investments ..............................        69,089        25,083
  Deferred income taxes ....................        68,651            --
  Deposits and other assets ................        26,137        11,156
                                                  --------      --------
                                                   236,272       107,409
                                                  --------      --------
          Total assets .....................      $814,027      $554,619
                                                  ========      ========

                        See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                 (IN THOUSANDS)


                                                                                    DECEMBER 31,
                                                                                    ------------
                                                                                 1997            1996
                                                                                 ----            ----
                      Liabilities and Shareholders' Equity
Current liabilities:
  Lines of credit ....................................................      $  10,485       $   9,051
  Accounts payable ...................................................         36,385          37,612
  Accrued expenses ...................................................         62,818          56,891
  Unearned income ....................................................         89,069          86,606
  Income taxes payable ...............................................            132           4,081
  Current portion of obligations held under capital
     leases ..........................................................         15,019          11,943
  Current portion of long-term debt ..................................             23           2,204
  Other current liabilities ..........................................         11,871          12,339
                                                                            ---------       ---------
          Total current liabilities ..................................        225,802         220,727
Long-term liabilities:
  Obligations held under capital leases, less current
     portion .........................................................          8,269           5,577
  Long-term debt and obligation, less current portion ................        162,200         165,769
  Deferred income taxes ..............................................         25,963           4,952
  Other liabilities ..................................................          3,154           7,066
                                                                            ---------       ---------
                                                                              199,586         183,364
                                                                            ---------       ---------
          Total liabilities ..........................................        425,388         404,091
Commitments and contingencies
Shareholders' Equity:
  Preferred stock, none issued and outstanding .......................             --              --
  Common Stock and additional paid-in capital, 75,304,156
     and 70,116,106 shares issued and outstanding at December 31, 1997
     and 1996, respectively ..........................................        336,144         140,356
  Retained earnings ..................................................         60,684          10,807
  Other equity .......................................................         (8,189)           (635)
                                                                            ---------       ---------
          Total shareholders' equity .................................        388,639         150,528
                                                                            ---------       ---------
          Total liabilities and shareholders' equity .................      $ 814,027       $ 554,619
                                                                            =========       =========

                        See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                     1997           1996           1995
                                                                     ----           ----           ----
Operating activities:
Net income ................................................      $  55,683       $   9,433       $ 15,345
Adjustments to reconcile net income to net cash provided by
  operating activities
  Depreciation and amortization ...........................         37,930          26,298         17,586
  Non-recurring transaction costs .........................             --          17,118             --
  Net loss (gain) on sale of property and equipment .......            665              21           (216)
  Provision for deferred income tax expense ...............         10,296             916          2,050
  Change in operating assets and liabilities:
    Accounts receivable and unbilled services .............        (30,270)        (72,598)       (38,814)
    Prepaid expenses and other assets .....................        (16,108)        (12,371)          (737)
    Accounts payable and accrued expenses .................         11,555          30,537         17,950
    Unearned income .......................................            815          47,816         20,545
    Income taxes payable and other current liabilities ....          9,023           3,810            157
  Change in fiscal year of pooled entity ..................           (581)         (9,378)            --
  Other ...................................................             60             (41)           199
                                                                 ---------       ---------       --------
Net cash provided by operating activities .................         79,068          41,561         34,065
Investing activities
  Proceeds from disposition of property and equipment .....          4,642           2,284          4,500
  Purchase of investments held-to-maturity ................             --         (95,939)            --
  Maturities of investments held-to-maturity ..............         35,579          43,345             --
  Purchase of investments available-for-sale ..............       (137,597)        (19,020)            --
  Proceeds from sale of investments available-for-sale ....         51,278           8,960             --
  Purchase of other investments ...........................        (12,011)             --             --
  Acquisition of property and equipment ...................        (79,283)        (40,583)       (26,548)
  Acquisition of businesses, net of cash acquired .........        (11,751)        (35,108)       (16,571)
  Payment of non-recurring transaction costs ..............         (5,648)        (11,440)            --
  Change in fiscal year of pooled entity ..................            (17)          2,606             --
  Other ...................................................             --              --           (110)
                                                                 ---------       ---------       --------
Net cash used in investing activities .....................      $(154,808)      $(144,895)      $(38,729)

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

Financing activities
  Increase in lines of credit, net .........................      $     660       $   2,544       $  3,943
  Proceeds from issuance of debt ...........................             --         139,650            568
  Repayment of debt ........................................         (7,727)        (57,271)        (1,432)
  Principal payments on capital lease obligations ..........        (16,778)         (9,627)        (6,691)
  Issuance of common stock .................................        108,834           3,678         56,746
  Issuance of debt for capitalization of pooled entity .....             --          45,197             --
  Recapitalization of pooled entity ........................             --         (29,230)            --
  Non-equity dividend ......................................             --          (1,756)          (677)
  Dividend paid by pooled entity ...........................         (1,632)         (1,390)        (9,162)
  Change in fiscal year of pooled entity ...................             58           1,399             --
  Other ....................................................            (56)           (295)        (6,047)
                                                                  ---------       ---------       --------
Net cash provided by financing activities ..................         83,359          92,899         37,248
Effect of foreign currency exchange rate changes on cash ...         (1,846)            340            (26)
                                                                  ---------       ---------       --------
Increase (decrease) in cash and cash equivalents ...........          5,773         (10,095)        32,558
Cash and cash equivalents at beginning of year .............         74,474          84,569         52,011
                                                                  ---------       ---------       --------
Cash and cash equivalents at end of year ...................      $  80,247       $  74,474       $ 84,569
                                                                  =========       =========       ========
Supplemental Cash Flow Information
  Interest paid ............................................      $   8,891       $   9,415       $  2,734
  Income taxes paid ........................................         16,774          12,740          9,969
Non-cash Investing and Financing Activities
  Capitalized leases .......................................         23,027          13,210         11,881
  Equity impact of mergers and acquisitions ................          1,134         (23,253)        11,803
  Equity impact from exercise of non-qualified stock options         24,049           2,920             --
 Tax effect of pooled transactions .........................      $  62,700       $      --       $     --

                        See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                 EMPLOYEE
                                                                                   STOCK
                                                                                 OWNERSHIP
                                                    ADDITIONAL                   PLAN LOAN      CURRENCY
                                        COMMON       PAID-IN       RETAINED      GUARANTEE     TRANSLATION
                                         STOCK       CAPITAL       EARNINGS       & OTHER      ADJUSTMENTS       TOTAL
                                         -----       -------       --------       -------      -----------       -----
Balance, December 31, 1993, as            $209      $  63,138       $ 26,294       $(1,958)      $ 1,332       $  89,015
   previously reported .............
Adjustments for pooling of interests        10            277            829            62            --           1,178
                                          ----      ---------       --------       -------       -------       ---------
Balance, December 31, 1994 .........       219         63,415         27,123        (1,896)        1,332          90,193
Issuance of common stock ...........        10         56,893             --            --            --          56,903
Principal payments on ESOP
  loan .............................        --             --             --           401            --             401
Common stock issued for
  acquisitions .....................         4         11,799             31            --            --          11,834
Issuance of common stock for other
   than cash .......................         2            220             --            --            --             222
Reduction of liability under
  stock option plan, net of
  tax ..............................        --            693             --            --            --             693
Dividends paid by pooled
  entity ...........................        --             --         (9,162)           --            --          (9,162)
Non-equity dividend ................        --             --           (719)           --            --            (719)
Two-for-one stock split ............       107           (107)            --            --            --              --
Other equity transactions ..........        --           (135)            --            --           368             233
Net income .........................        --             --         15,345            --            --          15,345
                                          ----      ---------       --------       -------       -------       ---------
Balance, December 31, 1995 .........       342        132,778         32,618        (1,495)        1,700         165,943
Common stock issued for
  acquisitions .....................         3            516            608            --            --           1,127
Issuance of common stock ...........        13          3,835             --            --            --           3,848
Issuance of common stock for other
  than cash ........................         1            135             --            --            --             136
Principal payments on ESOP
  loan .............................        --             --             --           420            --             420
Effect due to change in fiscal
  year of pooled company ...........        --             --            324            --            --             324
Recapitalization of pooled
  entity ...........................        --           (202)       (29,028)           --            --         (29,230)
Tax benefit from the exercise
  of non-qualified stock
  options ..........................        --          2,920             --            --            --           2,920
Dividends paid by pooled entity ....        --             --         (1,381)           --            --          (1,381)
Non-equity dividend ................        --             --         (1,785)           --            --          (1,785)
Other equity transactions ..........        --             15             18           (17)       (1,243)         (1,227)
Net income .........................        --             --          9,433            --            --           9,433
                                          ----      ---------       --------       -------       -------       ---------
Balance, December 31, 1996 .........       359        139,997         10,807        (1,092)          457         150,528
Issuance of common stock ...........        24        112,741             --            --            --         112,765
Principal payments on ESOP loan ....        --             --             --           536            --             536
Common stock issued for
  acquisitions .....................        --            244           (352)           --            --            (108)
Issuance of common stock for other
  than cash ........................         1             19             --            --            --              20
Effect due to change in fiscal year
  of pooled entity .................        --             --         (3,775)           --           117          (3,658)
Two-for-one stock split ............       369           (369)            --            --            --               0
Tax effect of pooling of interests .        --         62,700             --            --            --          62,700
Tax benefit from the exercise of
   non-qualified stock options .....        --         20,118             --            --            --          20,118
Dividend  paid by pooled entity ....        --            (72)        (1,679)           --            --          (1,751)
Other equity transactions ..........        --             13             --          (104)       (8,103)         (8,194)
Net income .........................        --             --         55,683            --            --          55,683
                                          ----      ---------       --------       -------       -------       ---------
Balance, December 31, 1997 .........      $753      $ 335,391       $ 60,684       $  (660)      $(7,529)      $ 388,639
                                          ====      =========       ========       =======       =======       =========

                        See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

         The Company is a leader in providing full-service contract research, sales, marketing and healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries.

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FOREIGN CURRENCIES

         Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity. Gains and losses on foreign currency transactions are included in other income (expense).

REVENUE RECOGNITION

         Many of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. The Company is also party to fee-for-service and unit-of-service contracts. The Company recognizes net revenue based upon (1) labor costs expended as a percentage of total labor costs expected to be expended (percentage of completion) for fixed price contracts, (2) contractual per diem or hourly rate basis as work is performed under fee-for-service contracts or (3) completion of units of service for unit-of-service contracts.

         The Company's contracts provide for price renegotiation upon scope of work changes. The Company recognizes revenue related to these scope changes when the underlying services are performed and realization is assured. Most contracts are terminable upon 15 - 90 days' notice by the customer. In the event of termination, contracts typically require payment for services rendered through the date of termination, as well as for subsequent services rendered to close out the contract. Any anticipated losses resulting from contract performance are charged to earnings in the period identified.

CONCENTRATION OF CREDIT RISK

         Substantially all net revenue is earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and healthcare companies. The concentration of credit risk is equal to the oustanding accounts receivable and unbilled services balances, less the unearned income related thereto, and such risk is subject to the financial and industry conditions of the Company's customers. The Company does not require collateral or other securities to support customer receivables. Credit losses have consistently been within management's expectations. One customer accounted for 11.5% of consolidated net revenue in 1996.

UNBILLED SERVICES AND UNEARNED INCOME

         In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on the type of contract. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

CASH EQUIVALENTS AND INVESTMENTS

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company does not report in the accompanying balance sheets cash held for clients for investigator payments in the amount of $9.5 million and $4.6 million at December 31, 1997 and 1996, respectively, that pursuant to agreements with these clients, remains the property of the clients.

         The Company's investments in debt and marketable equity securities are classified as held-to-maturity and available-for-sale. Investments classified as held-to-maturity are recorded at amortized cost. Investments classified as available-for-sale are measured at market value and net unrealized gains and losses are recorded as a component of stockholders' equity until realized. In addition, the Company has $13.1 million and $1.5 million in deposits and other assets at December 31, 1997 and 1996, respectively, that represents investments in equity securities for which there are not readily available market values. Any gains or losses on sales of investments are computed by specific identification.

PROPERTY AND EQUIPMENT

         Property and equipment are carried at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term ranging from three to 50 years as follows:

         Buildings and leasehold improvements          3 - 50 years
         Equipment and software                        3 - 10 years
         Furniture and fixtures                        5 - 10 years
         Motor vehicles                                3 - 5 years

INTANGIBLE ASSETS

         Intangibles consist principally of the excess cost over the fair value of net assets acquired ("goodwill") and are being amortized on a straight-line basis over periods from ten to 40 years. Accumulated amortization totaled $12.8 million and $10.5 million at December 31, 1997 and 1996, respectively.

         The carrying values of intangible assets are reviewed if the facts and circumstances suggest impairment. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce carrying values by the estimated shortfall of discounted cash flows.

NET INCOME PER SHARE

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" which established new standards for computing and presenting net income per share information. As required, the Company adopted the provisions of Statement No. 128 in its 1997 financial statements and has restated all prior year net income per share information. Basic net income per share was determined by dividing net income available for common shareholders by the weighted average number of common shares outstanding during each year. Diluted net income per share reflects the potential dilution that could occur assuming conversion or exercise of all convertible securities and issued and unexercised stock options. A reconciliation of the net income available for common shareholders and number of shares used in computing basic and diluted net income per share is in Note 4.

INCOME TAXES

         Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effects of these differences are reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

    RESEARCH AND DEVELOPMENT COSTS

         Research and development costs relating principally to new software applications and computer technology are charged to expense as incurred. These expenses totaled $2.8 million, $2.3 million and $1.9 million in 1997, 1996 and 1995, respectively.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

EMPLOYEE STOCK COMPENSATION

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" APB 25 and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

FOREIGN CURRENCY HEDGING

         The Company uses foreign exchange contracts and options to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in one currency and paid for by the client in another currency. The Company recognizes changes in value in income only when contracts are settled or options are exercised. There were several foreign exchange contracts relating to service contracts open at December 31, 1997, all of which are immaterial to the Company.

RECLASSIFICATIONS

         Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 financial statement presentation. The reclassifications had no effect on previously reported net income available to common shareholders, shareholders' equity or net income per share.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, FASB issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter of 1998 and will provide the financial statement disclosures as required. The application of the new rules will not have an impact on the Company's financial position or results from operations.

         In June 1997, FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt Statement No. 131 in 1998, which will result in additional disclosures. The application of the new rules will not have an impact on the Company's financial position or results from operations.


2.       SHAREHOLDERS' EQUITY

         The Company is authorized to issue 25 million shares of preferred stock, $.01 per share par value. At December 31, 1997, 200 million common shares of $.01 par value were authorized.

         In October 1997, the Board of Directors authorized a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. A total of 36,920,627 shares of Common Stock were issued in connection with the split. The stated par value of each share was not changed from $.01. A total of $369,000 was reclassified from additional paid-in capital to Common Stock. All references in the financial statements to number of shares, per share amounts, stock option data and market prices of Common Stock have been restated to reflect the stock split.

         In March 1997, the Company completed a stock offering of 11,040,000 shares of its Common Stock. Of the shares sold, 2,830,000 shares were sold by the Company and 8,210,000 shares by certain selling shareholders. The offering provided the Company with approximately $84.3 million, net of expenses.

         In April 1996, in anticipation of a planned initial public offering, Innovex was recapitalized by the purchase of the entire issued share capital of Innovex Holdings Limited (the former holding company of the Innovex Group) from its shareholders in exchange for a combination of newly issued Ordinary Shares, Preferred Ordinary Shares (the "Preferred Shares"), loan notes and cash. In exchange for its holdings in Innovex Holdings Limited, the principal shareholder received 67,994,225 newly issued Ordinary Shares of Innovex Limited, approximately $26.0 million of loan notes and approximately $2.4 million of cash. In exchange for their respective holdings, certain investors received 14,285,720 newly issued Preferred Shares, and certain members of management received 4,637,080 Ordinary Shares. Pursuant to an investment agreement, Innovex also issued 28,533,345 additional preferred shares and created and issued 11 million 7.5% preference shares (the "Preference Shares") and approximately $10.7 million of loan stock. In connection with the Preference Shares, the Company paid $846,000 of non-equity dividends in 1996. Prior to the recapitalization, Innovex paid a dividend of $9.2 million to the principal shareholder and made a special pension contribution of $2.3 million. In connection with the Innovex merger, the Company has paid $56.8 million of Innovex obligations.


3.       MERGERS AND ACQUISITIONS

         On June 2, 1997, the Company acquired Butler in exchange for 428,610 shares of the Company's Common Stock. On February 2, 1998, the Company acquired Pharma in exchange for 132,000 shares of the Company's Common Stock. On February 26, 1998, the Company acquired T2A in exchange for 311,899 shares of the Company's Common Stock. On August 24, 1998, the Company acquired Royce in exchange for 664,194 shares of the Company's Common Stock. On September 9, 1998, the Company acquired DAS in exchange for 358,897 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and are included in the accompanying restated consolidated financial statements.

         The following are reconciliations of net revenue and net income available for common shareholders previously reported by the Company for the years ended December 31, 1997, 1996 and 1995, with the combined amounts currently presented in the financial statements for those years:


                          YEAR ENDED DECEMBER 31, 1997
                          ----------------------------

                                       AS PREVIOUSLY                                                               CONSOLIDATED,
       (IN THOUSANDS)                     REPORTED           T2A           PHARMA         ROYCE         DAS        AS RESTATED
                                         ----------          ---           ------         -----         ---        ------------
NET REVENUE                               $814,476        $ 22,161         $3,652        $7,363        $5,248        $852,900

NET INCOME AVAILABLE
   FOR COMMON SHAREHOLDERS                $ 55,316        $   (313)        $  186        $  196        $  298        $ 55,683


                          YEAR ENDED DECEMBER 31, 1996
                          ----------------------------

                                       AS PREVIOUSLY                                                                  CONSOLIDATED,
       (IN THOUSANDS)                     REPORTED        T2A         BUTLER      PHARMA       ROYCE         DAS      AS RESTATED
                                         ----------       ---         ------      ------       -----         ---      ------------
NET REVENUE                               $554,227      $26,115      $10,917      $3,400      $ 2,090       $3,351      $600,100

NET INCOME AVAILABLE FOR
   COMMON SHAREHOLDERS                    $  7,097      $   148      $   313      $  257      $  (220)      $   53      $  7,648


                          YEAR ENDED DECEMBER 31, 1995
                          ----------------------------

                                        AS PREVIOUSLY                                                              CONSOLIDATED,
       (IN THOUSANDS)                     REPORTED           T2A           PHARMA         ROYCE         DAS        AS RESTATED
                                         ----------          ---           ------         -----         ---        ------------
NET REVENUE                               $337,006        $ 25,477         $2,479        $1,283        $1,811        $368,056

NET INCOME AVAILABLE FOR
   COMMON SHAREHOLDERS                    $ 15,349        $   (910)        $  126        $   65        $   (4)       $ 14,626


         On June 11, 1997, the Company acquired 100% of the stock of MAC, a leading international strategic medical communications consultancy, for 1,131,394 shares of the Company's Common Stock. On July 2, 1997, the Company acquired CVA, a contract research organization that is a leader in stroke clinical trials, through an exchange of 100% of CVA'S stock for 467,936 shares of the Company's Common Stock. On August 29, 1997, the Company acquired Clindepharm in exchange for 477,966 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and were previously included in the Company's historical consolidated financial statements.

         The following is a summary of the net revenue and net income available for common shareholders from the beginning of the year through the date of combination for companies acquired in transactions accounted for as poolings of interests in 1997 (in thousands):

      (In thousands)            MAC             CVA          Clindepharm        Others
                                ---             ---          -----------        ------
Net revenue                   $ 5,733         $ 2,382          $ 3,437         $ 9,034
Net income available for
      common shareholders     $ 1,013         $   332          $ 1,062         $ 1,153


         On November 29, 1996, the Company acquired 100% of the outstanding stock of Innovex, an international contract pharmaceutical organization based in Marlow, U.K., for 18,428,478 shares of the Company's Common Stock and the exchange of options to purchase 1,572,452 shares of the Company's Common Stock. On November 22, 1996, the Company acquired BRI, a global contract research organization, through an exchange of 100% of BRI's stock for 3,229,724 shares of the Company's Common Stock. Related to the Innovex and BRI transactions, the Company recognized approximately $17.1 million in non-recurring transaction costs and approximately $10.7 million in non-recurring restructuring costs. These transactions were accounted for by the pooling of interests method and were previously included in the Company's previously reported historical financial statements.

         On May 13, 1996, the Company acquired the operating assets of Lewin-VHI, Inc., a healthcare consulting company, for approximately $30 million in cash. The Company recorded approximately $20 million related to the excess cost over the fair value of net assets acquired. The acquisition was accounted for as a purchase and accordingly, the financial statements include the results of operations of the business from the date of acquisition.

         In addition to the above mergers and acquisitions, the Company has completed other mergers and acquisitions all of which are immaterial to the financial statements. For such immaterial pooling of interests transactions, the Company's financial statements for the year of the transaction have been restated to include the pooled companies from January 1 of that year, but the financial statements for years prior to the year of the transaction have not been restated because the effect of such restatement would be immaterial.


4.       NET INCOME PER SHARE

         The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          -----------------------
                                                                                1997             1996              1995
Net income available for common shareholders:
  Net income                                                                   $55,683         $  9,433          $ 15,345
  Non-equity dividend                                                               --           (1,785)             (719)
                                                                               -------         --------          --------
  Net income available for common shareholders -
     basic and diluted net income per share                                    $55,683         $  7,648          $ 14,626
                                                                               =======         ========          ========

Weighted average shares:
  Basic net income per share - weighted average shares                          73,739           69,148            63,171
  Effect of dilutive securities:
    Stock options                                                                1,536            2,637             1,775
                                                                               -------         --------          --------
  Diluted net income per share - adjusted weighted-average shares
    and assumed conversions                                                     75,275           71,785            64,946
                                                                               =======         ========          ========
  Basic net income per share                                                   $  0.76         $   0.11          $   0.23
                                                                               =======         ========          ========
  Diluted net income per share                                                 $  0.74         $   0.11          $   0.23
                                                                               =======         ========          ========


         Options to purchase 1.8 million shares of common stock with exercise prices ranging between $35.25 and $41.375 per share were outstanding during 1997 but were not included in the computation of diluted net income per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

         The conversion of the Company's 4.25% Convertible Subordinated Notes ("Notes") into approximately 3.5 million shares of common stock was not included in the computation of diluted net income per share because the effect would be antidilutive.

         For additional disclosures regarding the outstanding stock options and the Notes, see "Employee Benefit Plans" and "Credit Arrangements and Obligations."



5.       CREDIT ARRANGEMENTS AND OBLIGATIONS

         On May 23, 1996, the Company completed a private placement of $143.75 million of 4.25% Convertible Subordinated Notes ("Notes") due May 31, 2000. Net proceeds to the Company amounted to approximately $139.7 million. The Notes are convertible into 3,474,322 shares of Common Stock, at the option of the holder, at a conversion price of $41.37 per share, subject to adjustment under certain circumstances, at any time after August 21, 1996. The Notes are redeemable, at the option of the Company, beginning May 31, 1999. Interest is payable on the notes semi-annually on May 31 and November 30 each year.

         The Company has a (pound)15.0 million (approximately $25.2 million) line of credit which is guaranteed by certain of the Company's U.K. subsidiaries. Interest is charged at the bank's base rate (7.25% at December 31, 1997), plus 1%, with a minimum of 5.5%. The line of credit had an outstanding balance of (pound)1.5 million (approximately $2.5 million) and (pound)4.7 million (approximately $6.6 million) at December 31, 1997 and 1996, respectively.

         The Company has a (pound)5.0 million (approximately $8.4 million) line of credit with a second U.K. bank. The line of credit is charged interest at the bank's published base rate (7.25% at December 31, 1997) plus 1.5%. The line of credit had an outstanding balance of (pound)4.7 million (approximately $7.8 million) and (pound)1.4 million (approximately $2.4 million) at December 31, 1997 and 1996, respectively.

         The Company has a $350,000 line of credit with a U.S. bank. The line of credit is charged interest at prime plus 1%. The line of credit had an outstanding balance of $150,000 at December 31, 1997.

         In March 1995, Quintiles Scotland Limited, a wholly-owned subsidiary of the Company, acquired assets of a drug development facility in Edinburgh, Scotland from Syntex Pharmaceuticals Limited, a member of the Roche group based in Basel, Switzerland for a purchase commitment valued at (pound)13.0 million (approximately $21.0 million), with payment due in December 1999. As of December 31, 1997 and 1996, the Company has committed to purchasing approximately (pound)1.5 million (approximately $2.3 million) and (pound) 600,000 (approximately $852,000), respectively, under foreign exchange contracts. The Company is obligated to purchase up to an additional (pound)5.9 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between $1.5499 and $1.6800.


Long-term debt and obligation consist of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------
                                                      1997            1996
                                                      ----            ----
4.25% Convertible Subordinated Notes due 2000 ......$143,750        $143,750
Employee Stock Ownership Plan notes payable due
1997 ...............................................      --           1,138
Other Notes Payable ................................      23           4,744
Long-Term Obligation ...............................  20,985          21,823
                                                    --------        --------
                                                     164,758         171,455
     Less: Current Portion .........................      23           2,204
              Unamortized Issuance Costs ...........   2,535           3,482
                                                    --------        --------
                                                    $162,200        $165,769
                                                    ========        ========


         Maturities of long-term debt and obligation at December 31, 1997 are as follows (in thousands):

                           1998     $      23
                           1999        20,985
                           2000       143,750
                                    ---------
                                    $ 164,758
                                    =========

6.       INVESTMENTS

         The following is a summary as of December 31, 1997 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):

                                                                 GROSS             GROSS
                                               AMORTIZED       UNREALIZED        UNREALIZED           MARKET
     HELD-TO-MATURITY SECURITIES:                COST             GAINS            LOSSES             VALUE
     ----------------------------                ----             -----            ------             -----
U.S. Government Securities --
  Maturing in one year or less               $    5,892        $       15        $        --        $    5,907
  Maturing between one and three years            2,814                16                 --             2,830
State and Municipal Securities --
  Maturing in one year or less                    2,688                 9                 --             2,697
  Maturing between one and three years            2,329                17                 --             2,346
 Other                                            2,312                97                 --             2,409
                                             ----------        ----------        -----------        ----------
                                             $   16,035        $      154        $        --        $   16,189
                                             ==========        ==========        ===========        ==========


                                                                 GROSS             GROSS
                                               AMORTIZED       UNREALIZED        UNREALIZED           MARKET
     AVAILABLE-FOR-SALE                          COST             GAINS            LOSSES             VALUE
     ------------------                          ----             -----            ------             -----
     SECURITIES:
     -----------
U.S. Government Securities --
   Maturing in one year or less              $   2,499         $       --        $        --        $    2,499
   Maturing between one and three years         52,061                 --                (57)           52,004
   Maturing between three and five years         7,000                  5                 --             7,005
State and Municipal Securities --
    Maturing in one year or less                 3,060                 --                 --             3,060
    Maturing between one and three years            --                 --                 --                --
    Maturing between three and five years        2,595                 30                 --             2,625
Money Funds                                     30,301                 --                (68)           30,233
                                             ---------         ----------        -----------        ----------
                                             $  97,516         $       35        $      (125)       $   97,426
                                             =========         ==========        ===========        ==========

    The following is a summary as of December 31, 1996 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):


                                                                 GROSS             GROSS
                                               AMORTIZED       UNREALIZED        UNREALIZED           MARKET
     HELD-TO-MATURITY                            COST             GAINS            LOSSES             VALUE
     ----------------                            ----             -----            ------             -----
     SECURITIES:
     -----------
U.S. Government Securities --
   Maturing in one year or less              $   5,707         $       --        $        --        $    5,707
   Maturing between one and three years          9,951                 --                 --             9,951
State and Municipal Securities --
   Maturing in one year or less                 22,327                 --                 --            22,327
   Maturing between one and three years          5,065                 --                 --             5,065
Other                                            8,564                 --                 --             8,564
                                             ---------         ----------        -----------        ----------
                                             $  51,614         $       --        $        --        $   51,614
                                             =========         ==========        ===========        ==========


                                                                 GROSS             GROSS
                                               AMORTIZED       UNREALIZED        UNREALIZED           MARKET
     AVAILABLE-FOR-SALE                          COST             GAINS            LOSSES             VALUE
     ------------------                          ----             -----            ------             -----
     SECURITIES:
     -----------

U.S. Government Securities --
   Maturing between one and three years      $  10,008         $       59        $        --        $   10,067
Money Funds                                      1,019                  6                 --             1,025
                                             ---------         ----------        -----------        ----------
                                             $  11,027         $       65                 --        $   11,092
                                             =========         ==========        ===========        ==========

7.       ACCOUNTS RECEIVABLE AND UNBILLED SERVICES

         Accounts receivable consist of the following (in thousands):

                                           DECEMBER 31,
                                           ------------
                                       1997          1996
                                       ----          ----
Trade:
  Billed                            $ 129,397     $ 129,834
  Unbilled services                    80,108        54,798
                                    ---------     ---------
                                      209,505       184,632
Other                                  11,753        10,760
Allowance for doubtful
   accounts                            (1,820)       (2,046)
                                    ---------     ---------
                                    $ 219,438     $ 193,346
                                    =========     =========

         The Company provides professional services involved in the development, testing, approval, sale and marketing of new drugs. Substantially all of the Company's accounts receivable are due from companies in the pharmaceutical and biotechnology industries located in the Americas and Europe. The percentage of accounts receivable and unbilled services by region is as follows:


                                DECEMBER 31,
                                ------------
        REGION               1997           1996
        ------               ----           ----
Americas
 United States                   46%             44%
  Other                           1               1
                          ---------       ---------
      Americas                   47              45
Europe and Africa:
   United Kingdom                36              38
   Western Europe                14              15
   Eastern Europe                 0               0
   South Africa                   1               0
                          ---------       ---------
       Europe and Africa         51              53
Asia - Pacific                    2               2
                          ---------       ---------
                                100%            100%
                          =========       =========


8.       ACCRUED EXPENSES

         Accrued expenses consist of the following (in thousands):

                                                    DECEMBER 31,
                                                    ------------
                                                 1997         1996
                                                 ----         ----
Compensation and payroll taxes .............. $  30,754   $   24,551
Transaction and restructuring costs .........     2,751       16,047
Other .......................................    29,313       16,293
                                              ---------   ----------
                                              $ 62, 818   $   56,891
                                              =========   ==========

9.       LEASES

         The Company leases certain office space and equipment under operating leases. The leases expire at various dates through 2049 with options to cancel certain leases at five-year increments. Some leases contain renewal options. Annual rental expenses under these agreements were approximately $25.4 million, $22.5 million and $11.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company leases certain assets, primarily vehicles, under capital leases. Capital lease amortization is included with depreciation and amortization expenses and accumulated depreciation in the accompanying financial statements.

         The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 (in thousands):

                                                       CAPITAL          OPERATING
                                                        LEASES            LEASES
                                                      ---------         ---------
1998 .........................................         $ 16,802         $ 29,625
1999 .........................................            8,255           23,997
2000 .........................................                9           19,504
2001 .........................................               --           14,844
2002 .........................................               --           13,095
Thereafter ...................................               --           47,512
                                                       --------         --------
Total minimum lease payments .................           25,066         $148,577
                                                                        ========
Amounts representing interest ................            1,778
                                                       --------
Present value of net minimum payments.........           23,288
Current portion...............................           15,019
                                                       --------
Long-term capital lease obligations...........         $  8,269
                                                       ========


10.      INCOME TAXES

         The components of income tax expense are as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                               1997            1996               1995
                                               ----            ----               ----
Current:
  Federal ..............................      $11,201         $  5,185          $  4,313
  State ................................        2,655            1,735               856
  Foreign ..............................        6,783            6,582             2,216
                                              -------         --------          --------
                                               20,639           13,502             7,385
Deferred Expense (benefit):
  Federal ..............................        7,717             (632)              744
  Foreign ..............................        2,496            1,938             1,181
                                              -------         --------          --------
                                              $30,852         $ 14,808          $  9,310
                                              =======         ========          ========

         Tax benefits of $62.7 million from goodwill arising in connection with a taxable pooling of interests business combination and $20.1 million from non-qualified stock options exercised were allocated directly to contributed capital.

         The Company's consolidated effective tax rate differed from the statutory rate as set forth below (in thousands):


                                                                               YEAR ENDED DECEMBER 31,
                                                                               -----------------------
                                                                        1997            1996            1995
                                                                      -------         --------        --------
Federal taxes at statutory rate                                       $30,288         $  8,485        $  8,629
State and local income taxes net of federal benefit                     1,745            1,101             635
Non-deductible transaction costs                                           --            4,761              --
Foreign earnings taxed at different rates                                 608              226             154
Foreign losses for which no benefit has been recognized                    --               --             646
Utilization of net operating loss carryforwards                          (636)              --          (1,520)
Non-taxable income                                                     (1,521)              --              --
Other                                                                     368              235             766
                                                                      -------         --------        --------
                                                                     $ 30,852         $ 14,808        $  9,310
                                                                     ========         ========        ========

         Income before income taxes from foreign operations was approximately $4.4 million, $24.9 million and $10.2 million for the years 1997, 1996 and 1995, respectively. Income from foreign operations was approximately $35.5 million, $26.1 million and $13.2 million for the years 1997, 1996 and 1995, respectively. The difference between income from operations and income before income taxes is due primarily to intercompany charges which eliminate upon consolidation. Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $38.2 million at December 31, 1997. Those earnings are considered to be indefinitely reinvested, and accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries.

     The tax effects of temporary differences that give rise to significant portions of deferred tax (assets) liabilities are presented below (in thousands):

                                                              YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                         1997             1996
                                                         ----             ----
Deferred tax liabilities:
  Depreciation and amortization                        $ 24,031         $ 16,359
  Prepaid expenses                                        1,335            1,034
  Other                                                   2,733              418
                                                       --------         --------
Total deferred tax liabilities                           28,099           17,811
Deferred tax assets:
  Net operating loss carryforwards                      (17,532)          (7,028)
  Accrued expenses and unearned income                   (7,104)          (5,345)
  Goodwill net of amortization                         (101,095)            (675)
  Non-deductible transaction costs                           --           (2,206)
  Other                                                  (4,783)          (2,445)
                                                       --------         --------
Total deferred tax assets                              (130,514)         (17,699)
Valuation allowance for deferred tax assets              54,879            4,840
                                                       --------         --------
Net deferred tax assets                                 (75,635)         (12,859)
                                                       --------         --------
Net deferred tax (assets) liabilities                  $(47,536)        $  4,952
                                                       ========         ========


         The increase in the Company's valuation allowance for deferred tax assets to $54.9 million at December 31, 1997 from $4.8 million at December 31, 1996 is primarily due to projected foreign tax credit limitations. In connection with the Innovex acquisition, the Company established an initial deferred tax asset of $108 million to reflect the tax benefits arising from the deductibility of goodwill recorded for tax purposes. The Innovex business combination was accounted for as a pooling of interests for financial reporting purposes, and no goodwill was recorded. In addition, the Company recorded a $45.3 million valuation allowance related to this taxable goodwill to reflect uncertainties that might affect the realization of this deferred tax asset. These uncertainties include the projection of future taxable and foreign source income, the interplay of U.S. tax statutes and the Company's ability to minimize foreign tax credit limitations. Based on its analysis, the Company believes it is more likely than not that a portion of the deferred tax asset related to this taxable goodwill will not be recognized. The resulting net asset of $62.7 million was recorded as an increase to additional paid-in capital.

         The Company's deferred income tax expense results from the following (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                          1997          1996         1995
                                                          ----          ----         ----
Excess (deficiency) of tax over financial reporting:
Depreciation and amortization                           $ 14,936     $    9,414    $  1,681
Net operating loss carryforwards                          (6,693)        (1,907)      1,025
Accrued expenses and unearned income                        (874)        (4,368)        256
Benefit plans                                                 --             --        (656)
Other items, net                                           2,843         (1,834)       (381)
                                                         -------     ----------    --------
                                                        $ 10,212     $    1,305    $  1,925
                                                        ========     ==========    ========

         The U.K. subsidiaries qualify for Scientific Research Allowances
(SRAs) for 100% of capital expenditures on certain assets under the Inland Revenue Service guidelines. For 1997, 1996 and 1995, these allowances were $28 million, $11 million and $6 million, respectively, which helped to generate net operating loss carryforwards of $26 million to be used to offset taxable income in that country. Assuming the U.K. subsidiaries continue to invest in qualified capital expenditures at an adequate level, the portion of the deferred tax liability relating to the U.K. subsidiaries may be deferred indefinitely. Innovex has German net operating loss carryforwards that do not expire of $3 million to be used to offset taxable income in that country. Quintiles Transnational has U.S. state net operating loss carryforwards of approximately $8 million which will be available through 2002. In addition, Innovex, Inc. has U.S. federal net operating loss carryforwards of approximately $4 million which will expire beginning 2005.

11.      EMPLOYEE BENEFIT PLANS

         The Company has numerous employee benefit plans which cover substantially all eligible employees in the countries in which the plans are offered. Contributions are primarily discretionary, except in some countries where contributions are contractually required. Plans include Approved Profit Sharing Schemes in the U.K. and Ireland which are funded with Company stock, a defined contribution plan funded by Company stock in Australia, Belgium and Canada, defined contribution plans in Belgium, Holland, Sweden, and Great Britain, a profit sharing scheme in France, and defined benefit plans in Germany and the U.K. The defined benefit plan in Germany is an unfunded plan which is provided for in the balance sheet. In addition, the Company sponsors a supplemental non-qualified deferred compensation plan, covering certain management employees.

         The Company has a leveraged Employee Stock Ownership Plan ("ESOP") which provides benefits to eligible employees. Contributions and related compensation expenses for this plan totaled $568,000, $585,000 and $734,000 in 1997, 1996 and 1995, respectively. Interest paid by the Company on the ESOP loan was approximately $80,000, $130,000 and $157,000 for 1997, 1996 and 1995,
respectively. Shares allocated to participants totaled 1,773,000 at December 31, 1997. Unallocated shares totaled 152,100 as of December 31, 1997 with a fair market value of $5.8 million.

         The Company has an employee savings and investment plan (401(k) Plan) available to all eligible employees meeting certain specified criteria. The Company matches employee deferrals at varying percentages, set at the discretion of the Board of Directors. For the years ended December 31, 1997, 1996 and 1995, the Company expensed $1.5 million, $539,000 and $177,000, respectively as matching contributions.

         On July 25, 1996, the Company's Board of Directors adopted the Quintiles Transnational Corp. Employee Stock Purchase Plan (the "Purchase Plan") which is intended to provide eligible employees an opportunity to acquire the Company's Common Stock. Participating employees have the option to purchase shares at 85% of the lower of the closing price per share of common stock on the first or last day of the calendar quarter. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The Board of Directors has reserved 200,000 shares of common stock for issuance under the Purchase Plan. During 1997 and 1996, 81,024 shares and 9,576 shares, respectively, were purchased under the Purchase Plan. At December 31, 1997, 109,400 shares were available for issuance under the Purchase Plan.

         The Company has stock option plans to provide incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock. The Board of Directors determines the option price (not to be less than fair market value of incentive options) at the date of grant. The majority of options, granted under the Executive Compensation Plan, typically vest 25% per year over four years, and expire ten years from the date of grant. Other options including options granted and exchanged as a result of acquisitions have various vesting schedules and expiration periods.

     Information with respect to these option plans is as follows:

                                                                     WEIGHTED AVERAGE
                                               NUMBER                 EXERCISE PRICE
                                               ------                 --------------
Options outstanding January 1, 1995           1,762,730                $   3.91
  Granted                                     1,162,476                   13.42
  Exercised                                    (311,740)                   2.58
  Canceled                                      (39,160)                   5.17
                                              ---------
Outstanding at December 31, 1995              2,574,306                    8.09
  Granted                                     4,146,568                   34.27
  Exercised                                  (1,334,836)                   2.49
  Canceled                                     (416,264)                  35.92
                                              ---------
Outstanding at December 31, 1996              4,969,774                   15.52
  Granted                                     2,234,387                   36.82
  Exercised                                  (1,565,827)                   7.78
  Canceled                                     (269,550)                  24.34
                                              ---------
Outstanding at December 31, 1997              5,368,784                $  26.21
                                              =========

         Pro forma information regarding net income and net income per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement No. 123. The fair value for each option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                          EMPLOYEE STOCK OPTIONS                    EMPLOYEE STOCK PURCHASE PLAN
                                          ----------------------                    ----------------------------
                                          1997         1996         1995            1997        1996        1995

 Expected dividend yield                   0%           0%           0%              0%          --          --

 Risk-free interest rate                   6%           6%           6%              5.1%

 Expected volatility                      40%          40%          40%             34.4%        --          --

 Expected life (in years from
           vest)                           1            1            1              0.25         --          --


         For options outstanding and exercisable at December 31, 1997 the following number of options, range of exercise prices, weighted average exercise prices and weighted average contractual lives existed:

                               OPTIONS OUTSTANDING                                                  OPTIONS EXERCISABLE
                               -------------------                                                  -------------------
   NUMBER OF                               WEIGHTED AVERAGE          WEIGHTED AVERAGE           NUMBER OF          WEIGHTED AVERAGE
    OPTIONS         EXERCISE PRICE          EXERCISE PRICE           CONTRACTUAL LIFE            OPTIONS            EXERCISE PRICE
    -------         ---------------         --------------           ----------------            -------            --------------
    646,196         $ 0.20 - $ 4.75            $  3.31                       4.6                  635,696              $  3.29
    557,886         $ 4.88 - $ 9.50               7.92                       6.5                  342,886                 6.95
    762,060         $10.69 - $20.68              18.64                       7.1                  274,174                17.46
    721,574         $22.61 - $32.69              31.19                       7.1                  271,794                31.34
    684,062         $33.13 - $33.13              33.13                       9.0                  311,628                33.13
    616,469         $33.88 - $36.63              35.66                       8.6                    8,387                35.87
    239,693         $36.75 - $38.19              37.91                       9.1                  212,953                37.98
  1,002,162         $38.25 - $38.25              38.25                      10.0                        0                n.a.
    130,682         $38.50 - $41.13              38.88                       6.3                   54,712                38.52
      8,000         $41.38 - $41.38              41.38                       9.7                    5,000                41.38
  ---------                                                                                     ---------
  5,368,784                                    $ 26.21                       7.8                2,117,230              $ 18.33
  =========                                                                                     =========


         The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are transferable. In addition, the option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair values of the Purchase Plan and stock option plans are amortized to expense over the vesting period. The grant date Black-Scholes weighted-average value was $13.37, $4.41 and $4.38 per share for 1997, 1996 and 1995.

         The Company's pro forma information follows (in thousands except for net income (loss) per share information):

                                                                   YEAR ENDED
                                                                   DECEMBER 31,
                                                                   ------------
                                                          1997          1996       1995
                                                          ----          ----       ----
Net income available for common shareholders           $ 55,683      $  7,648    $14,626
Pro forma  net income (loss) available for common
  shareholders                                           40,647        (2,591)    13,872
Pro forma basic net income (loss) per share                0.55         (0.04)      0.22

Pro forma diluted net income (loss) per share          $   0.54      $  (0.04)   $  0.21

12. OPERATIONS

    The table below presents the Company's operations by geographical location. The Company has determined the geographical groupings based upon (1) customer service activities, (2) operational management, (3) business development activities and (4) customer contract coordination. The Company's operations within each geographical region are further broken down to show each country or group of related countries which accounts for 10% or more of the totals.

                                      1997           1996            1995
                                    ---------      ---------      ---------
                                         (IN THOUSANDS)
Net revenue:

 Americas:
    United States                   $ 412,324      $ 251,478      $ 135,071
    Other                               7,325          2,908          1,090
                                    ---------      ---------      ---------
          Americas                    419,649        254,386        136,161
  Europe and Africa:
    United Kingdom                    250,608        200,658        131,794
    Western Europe                    147,509        128,650         93,114
    Eastern Europe                      3,467          1,394              0
    South Africa                        8,974          2,301              0
                                    ---------      ---------      ---------
          Europe and Africa           410,558        333,003        224,908
  Asia-Pacific:                        22,693         12,711          6,987
                                    ---------      ---------      ---------
                                    $ 852,900      $ 600,100      $ 368,056
                                    =========      =========      =========
Income (loss) from operations:
  Americas:
    United States                   $  51,344      $  16,854      $  12,741
    Other                               1,761            612           (133)
                                    ---------      ---------      ---------
          Americas                     53,105         17,466         12,608
  Europe and Africa:
    United Kingdom                     18,072         13,746          8,487
    Western Europe                     13,561         11,649          5,245
    Eastern Europe                        417             83              0
    South Africa                        3,404            891              0
                                    ---------      ---------      ---------
          Europe and Africa            35,454         26,369         13,730
  Asia-Pacific:                           253             16           (438)
                                    ---------      ---------      ---------
                                    $  88,812      $  43,851      $  25,900
                                    =========      =========      =========
Identifiable Assets:
  Americas:
    United States                   $ 527,050      $ 278,615      $ 154,692
    Other                               5,151          2,413            540
                                    ---------      ---------      ---------
          Americas                    532,201        281,028        155,232
  Europe and Africa:
    United Kingdom                    181,065        182,539        135,618
    Western Europe                     76,760         77,799         56,251
    Eastern Europe                      2,849            795              0
    South Africa                        4,269          3,514              0
                                    ---------      ---------      ---------
          Europe and Africa           264,943        264,647        191,869
  Asia-Pacific:                        16,883          8,944          5,176
                                    ---------      ---------      ---------
                                    $ 814,027      $ 554,619      $ 352,277
                                    =========      =========      =========

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of unaudited quarterly results of operations (in thousands, except per share amounts):



                                                           YEAR ENDED DECEMBER 31, 1997
                                     ----------------------------------------------------------------------------
                                          FIRST             SECOND               THIRD              FOURTH
                                         QUARTER            QUARTER             QUARTER             QUARTER
                                     ----------------   ----------------    ----------------     ----------------
Net revenue                             $188,635           $203,490            $216,311            $244,464
Income from operations                    19,201             21,392              22,794              25,425
Net income available for
 common shareholders                      11,600             12,974              14,288              16,821
Basic net income per share                  0.16               0.18                0.19                0.22
Diluted net income per share            $   0.16           $   0.17            $   0.19            $   0.22
Range of stock prices                $26.625 - 39.000   $21.500 - 35.000    $35.032 - 43.688     $31.000 - 43.500



                                                          YEAR ENDED DECEMBER 31, 1996
                                     ----------------------------------------------------------------------------
                                            FIRST             SECOND             THIRD               FOURTH
                                           QUARTER            QUARTER           QUARTER             QUARTER
                                     ----------------   ----------------    ----------------     ----------------
Net revenue                               $125,360         $142,873            $153,152             $178,715
Income from operations                       8,353           13,262              14,976                7,260
Net income available for
 common shareholders                         4,950            7,691               8,681              (13,674)
Basic net income per share                    0.07             0.11                0.13                (0.20)
Diluted net income per share              $   0.07         $   0.11            $   0.12             $  (0.20)
Range of stock prices                $18.500 - 34.625   $28.250 - 41.000    $26.250 - 41.625     $29.125 - 41.625

      The following pro forma quarterly financial information reflects results of operations excluding non-recurring costs (in thousands):


                                                          YEAR ENDED DECEMBER 31, 1997
                                     ----------------------------------------------------------------------------
                                           FIRST             SECOND             THIRD                FOURTH
                                          QUARTER            QUARTER           QUARTER               QUARTER
                                     ----------------   ----------------    ----------------     ----------------
Net revenue                               $188,635       $203,490            $216,311             $244,464
Income from operations                      19,201         21,392              22,794               25,425
Net income available for
   common shareholders                    $ 11,600       $ 12,974            $ 14,288             $ 16,821


                                                          YEAR ENDED DECEMBER 31, 1996
                                     ----------------------------------------------------------------------------
                                          FIRST             SECOND             THIRD                FOURTH
                                         QUARTER            QUARTER           QUARTER               QUARTER
                                     ----------------   ----------------    ----------------     ----------------
Net revenue                               $125,360         $142,873            $153,152             $178,715
Income from operations                      13,055           13,262              14,976               17,989
Net income available for
  common shareholders                     $  8,538         $  7,691            $  8,681             $ 10,494



14.      EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

     On February 4, 1998, the Company acquired Technology Assessment Group ("TAG"), an international health outcomes assessment firm that specializes in patient registries and in evaluating the economic, quality-of-life and clinical effects of drug therapies and disease management programs. The Company acquired TAG in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG was accounted for as a purchase.

     On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical"), a contract research organization based in Taiwan. The Company acquired More Biomedical in exchange for 16,600 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests.

14. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT--CONTINUED

     On May 31, 1998, the Company acquired Crossbox Limited t/a Cardiac Alert ("Cardiac Alert"), a UK-based company which provides a centralized electrocardiogram monitoring service for international clinical trials. The Company acquired Cardiac Alert in exchange for 70,743 shares of the Company's Common Stock. The acquisition of Cardiac Alert was accounted for as a pooling of interests.

     On May 31, 1998, the Company acquired ClinData International Pty Limited ("ClinData"), a leading biostatistics and data management company in South Africa. The Company acquired ClinData in exchange for 123,879 shares of the Company's Common Stock. The acquisition of ClinData was accounted for as a pooling of interests.

     On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

     On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

     On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of QED will be accounted for as a pooling of interests.

     The Company's 1998 financial statements have been restated to include More Biomedical, Cardiac Alert, ClinData, Simirex, and QED from January 1, 1998, but the financial statements for 1997 and prior years have not been restated because the effect of such restatement would be immaterial.

     On December 14, 1998, the Company entered into a definitive agreement to acquire PMSI and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

     On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

     On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.

REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND SHAREHOLDERS OF QUINTILES TRANSNATIONAL CORP.

    We have audited the accompanying consolidated balance sheets of Quintiles Transnational Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 consolidated financial statements of BRI International, Inc. and Innovex Limited, each of which was combined with the Company in 1996 in transactions accounted for as poolings of interests. The two businesses represent 32.4% and 47.4% of the consolidated assets and net revenues for 1995, respectively. Those statements were audited by other auditors whose reports have been provided to us, and our opinion, insofar as it relates to amounts included for BRI International, Inc. and Innovex Limited for 1995, is based on the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintiles Transnational Corp. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Ernst & Young LLP




Raleigh, North Carolina
January 26, 1998,
except for Note 3, as to which the date is September 9, 1998

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                MARCH 31       DECEMBER 31
                                                                  1998             1997
                                                               -----------     -----------
                                                               (unaudited)       (Note 1)
                                                                      (In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                   $  41,480       $  80,247
   Accounts receivable and unbilled services                     290,871         219,438
   Investments                                                    48,165          44,372
   Prepaid Expenses                                               25,785          22,276
   Other current assets                                           23,101          24,456
                                                               ---------       ---------
Total current assets                                             429,402         390,789

Property and equipment                                           290,353         268,447
Less accumulated depreciation                                     90,949          81,481
                                                               ---------       ---------
                                                                 199,404         186,966
Intangibles and other assets:
   Intangibles                                                    72,097          72,395
   Investments                                                    87,918          69,089
   Deferred income taxes                                          68,658          68,651
   Deposits and other assets                                      26,779          26,137
                                                               ---------       ---------
                                                                 255,452         236,272
                                                               ---------       ---------
Total assets                                                   $ 884,258       $ 814,027
                                                               =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                       $ 100,584       $  99,203
   Credit arrangements, current                                   35,130          25,527
   Unearned income                                               109,961          89,069
   Income taxes and other current liabilities                     15,113          12,003
                                                               ---------       ---------
Total current liabilities                                        260,788         225,802

Long-term liabilities:
   Credit arrangements, less current portion                     156,312         149,484
   Long-term obligation                                           21,309          20,985
   Deferred income taxes and other liabilities                    30,398          29,117
                                                               ---------       ---------
                                                                 208,019         199,586
                                                               ---------       ---------
Total liabilities                                                468,807         425,388

Shareholders' equity:
   Common stock and additional paid-in capital,
      76,365,746 and 73,853,867 shares issued and
      outstanding at March 31, 1998 and
      December 31, 1997, respectively                            343,222         336,144
   Retained earnings                                              79,506          60,684
   Other equity                                                   (7,277)         (8,189)
                                                               ---------       ---------
Total shareholders' equity                                       415,451         388,639
                                                               ---------       ---------
Total liabilities and shareholders' equity                     $ 884,258       $ 814,027
                                                               =========       =========



See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)




                                                                   THREE MONTHS ENDED
                                                                        MARCH 31
                                                                 1998             1997
                                                               ---------       ---------
                                                         (In thousands, except per share data)

Net revenue                                                    $ 259,551       $ 188,635

Costs and expenses:
  Direct                                                         136,396          98,196
  General and administrative                                      83,560          63,075
  Depreciation and amortization                                   12,351           8,163
                                                               ---------       ---------
Total costs and expenses                                         232,307         169,434
                                                               ---------       ---------
Income from operations                                            27,244          19,201

Other expense, net                                                  (435)           (754)
                                                               ---------       ---------
Income before income taxes                                        26,809          18,447
Income taxes                                                       8,552           6,847
                                                               ---------       ---------

Net income                                                     $  18,257       $  11,600
                                                               =========       =========

Basic net income per share                                     $    0.24       $    0.16
                                                               =========       =========

Diluted net income per share                                   $    0.23       $    0.16
                                                               =========       =========


See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)




                                                               THREE MONTHS ENDED MARCH 31
                                                                  1998            1997
                                                               -----------     -----------
                                                                    (In thousands)

OPERATING ACTIVITIES
Net income                                                     $  18,257       $  11,600
Adjustments to reconcile net income to net cash provided
   by (used in) operating activities:
  Depreciation and amortization                                   12,351           8,163
  Net loss on sale of property and equipment                         328              --
  Provision for deferred income tax expense                        6,565            (965)
  Change in operating assets and liabilities                     (57,883)        (11,383)
  Other                                                            9,142             (19)
  Change in fiscal year of pooled entity                              --             313
                                                               ---------       ---------
Net cash (used in) provided by operating activities              (11,240)          7,709

INVESTING ACTIVITIES
Proceeds from disposition of property and equipment                  801             163
Acquisition of property and equipment                            (18,155)        (18,243)
Acquisition of intangible assets                                     911          (5,141)
Payment of dividend                                                 (385)             --
Security investments, net                                        (22,694)          3,228
Change in fiscal year of pooled entity                                --               8
                                                               ---------       ---------
Net cash used in investing activities                            (39,522)        (19,985)

FINANCING ACTIVITIES
Proceeds from borrowings and line of credit                       38,227           3,528
Principal payments on credit arrangements                        (31,861)        (11,256)
Proceeds from issuance of common stock                             6,272          87,371
Other                                                                 --             (60)
Change in fiscal year of pooled entity                                --             124
                                                               ---------       ---------
Net cash provided by financing activities                         12,638          79,707
Effect of foreign currency exchange rate changes on cash            (643)         (1,619)
                                                               ---------       ---------

(Decrease) increase in cash and cash equivalents                 (38,767)         65,812
Cash and cash equivalents at beginning of period                  80,247          74,474
                                                               ---------       ---------
Cash and cash equivalents at end of period                     $  41,480       $ 140,286
                                                               =========       =========


See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited)

March 31, 1998

1.     Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the Consolidated Financial Statements and Notes thereto included in the Current Report on Form 8-K, dated January 27, 1999 of Quintiles Transnational Corp. (the "Company").

The balance sheet at December 31, 1997 has been derived from the audited financial statements of the Company. The balance sheet does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

2.     Mergers

On February 2, 1998, the Company acquired Pharma Networks, N.V. ("Pharma") in exchange for 132,000 shares of the Company's Common Stock. On February 26, 1998, the Company acquired T2A S.A. ("T2A") in exchange for 311,899 shares of the Company's Common Stock. On August 24, 1998, the Company acquired the Royce Consultancy Limited ("Royce") in exchange for 664,194 shares of the Company's Common Stock. On September 9, 1998, the Company acquired Data Analysis Systems, Inc ("DAS") in exchange for 358,897 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and the Company's financial statements for 1998 and prior years have been restated to include the results of these pooled companies.

On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical") in exchange for 16,600 shares of the Company's Common Stock. On May 31, 1998, the Company acquired Crossbox Limited t/a Cardiac Alert ("Cardiac Alert") in exchange for 70,743 shares of the Company's Common Stock. On May 31, 1998, the Company acquired ClinData International Pty Limited ("ClinData") in exchange for 123,879 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method. The Company's 1998 financial statements have been restated to include the results of these pooled companies from January 1, 1998, but the financial statements for 1997 and prior years have not been restated because the effect of such restatement would be immaterial.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

On February 4, 1998, the Company acquired Technology Assessment Group ("TAG") in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG was accounted for as a purchase.

3.  Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):



                                                              Three Months Ended March 31,
                                                              ----------------------------
                                                                 1998             1997
                                                                 ----             ----
Net income                                                     $  18,257       $  11,600
                                                               =========       =========
Weighted average shares:
     Basic weighted average shares                                76,195          71,338
     Effect of dilutive securities - Stock options                 1,577           1,913
                                                               ---------       ---------
     Diluted weighted average shares                              77,772          73,251
                                                               =========       =========
Basic net income per share                                     $    0.24       $    0.16
Diluted net income per share                                   $    0.23       $    0.16

4. Comprehensive Income

The Company adopted Financial Accounting Standard Board Statement No. 130, "Reporting Comprehensive Income" in the first quarter of 1998. The adoption of Statement No. 130 did not have an impact on the Company's financial position or results from operations.

The following table represents the Company's comprehensive income for the three months ended March 31, 1998 and 1997 (in thousands):


                                                              Three Months Ended March 31,
                                                              ----------------------------
                                                                   1998           1997
                                                                   ----           ----
Net income                                                     $  18,257       $  11,600
Other comprehensive income:
      Unrealized (loss) gain on marketable securities,
         net of tax                                                  (81)              5
     Foreign currency adjustment                                     988          (8,615)
                                                               ---------       ---------
Comprehensive income                                           $  19,164       $   2,990
                                                               =========       =========

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

5.  Subsequent Events

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of QED will be accounted for as a pooling of interests.

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.


Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company's consolidated financial data for periods subsequent to January 1, 1998 have been restated to include the results of business combinations completed from that date through September 30, 1998, that were accounted for by the pooling of interests method. The financial data prior to January 1, 1998 have been restated to include Pharma, T2A, Royce and DAS. The financial data prior to January 1, 1998 have not been restated to include More Biomedical, Cardiac Alert and ClinData because the effect of such restatement would be immaterial.


Results of Operations

Net revenue for the first quarter of 1998 was $259.6 million, an increase of $70.9 million or 37.6% over first quarter of 1997 net revenue of $188.6 million. Growth occurred across each of the Company's geographic regions. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the first quarter of 1997.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $136.4 million or 52.6% of net revenue for the first quarter of 1998 versus $98.2 million or 52.1% of net revenue for the first quarter of 1997. The increase in direct costs as a percentage of net revenue was primarily attributable to the increase in net revenue generated from contract sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to net revenue than contract research services.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $83.6 million or 32.2% of net revenue for the first quarter of 1998 versus $63.1 million or 33.4% of net revenue for the first quarter of 1997. The $20.5 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

Depreciation and amortization were $12.4 million or 4.8% of net revenue for the first quarter of 1998 versus $8.2 million or 4.3% of net revenue for the first quarter of 1997.

Income from operations was $27.2 million or 10.5% of net revenue for the first quarter of 1998 versus $19.2 million or 10.2% of net revenue for the first quarter of 1997.

Other expense decreased to $435,000 for the first quarter of 1998 from $754,000 in the first quarter of 1997, primarily due to decreases in net interest expense.

The effective tax rate for the first quarter of 1998 was 31.9% versus a 37.1% effective tax rate for the first quarter of 1997. Higher proportion of profits were generated in countries with lower tax rates and where net operating losses could be utilized. Since the Company conducts operations on a global basis, its effective tax rate may vary.


Liquidity and Capital Resources

Cash outflows from operations were $11.2 million for the three months ended March 31, 1998 versus cash inflows of $7.7 million for the comparable period of 1997. Investing activities, for the three months ended March 31, 1998, consisted primarily of capital asset purchases and investment security purchases and maturities. These investing activities required an outlay of cash of $39.5 million for the three months ended March 31, 1998 compared to an outlay of $20.0 million for investing activities during the same period in 1997.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

As of March 31, 1998, total working capital was $168.6 million versus $165.0 million as of December 31, 1997. Net receivables from clients (accounts receivable and unbilled services net of unearned income) increased to $180.9 million at March 31, 1998 as compared to $130.4 million at the end of 1997. During the quarter, accounts receivable increased to $172.0 million from $139.3 million, and unbilled services increased to $118.8 million from $80.1 million offset by an increase in unearned income to $110.0 million from $89.1 million. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, increased to 54 days at March 31, 1998 as compared to 42 days at December 31, 1997. Although the number of days revenue outstanding has historically dropped at the end of the fiscal year and risen during the following quarter, the increase from December 31, 1997 to March 31, 1998 was greater than usually experienced by the Company. In particular, the increase in unbilled services was unusually high due to a delay in billings caused by the implementation of new financial software systems during the quarter. Management has taken actions designed to reduce the number of days outstanding in the second quarter of 1998.

The Company has a (pound)15.0 million (approximately $25.2 million) unsecured line of credit with a U.K. bank and a (pound)5.0 million (approximately $8.4 million) unsecured line of credit with a second U.K. bank. At March 31, 1998, the Company had (pound)7.9 million (approximately $13.2 million) available under these arrangements.

On August 7, 1998, the Company entered into a $150 million senior unsecured credit facility ("$150.0 million facility") with a U.S. bank. Based upon its current financing plan, the Company believes the $150.0 million facility would be available to retire its long-term credit arrangements and obligations, if necessary.

Based on its current operating plan, the Company believes that its available cash and cash equivalents, together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company is continually evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing in its ordinary course of business or to facilitate possible acquisitions or expansion.


Impact of Year 2000

State of Readiness

The Company has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES disruptions of the Company's operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which it operates. The Company's computing infrastructure is based on industry standard systems. The Company does not depend on large legacy systems and does not use mainframes. Rather, the scope of its Year 2000 Program includes unique software systems and tools in each of its service groups, especially its contract research service group, embedded systems in its laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. The Company has identified critical systems within each service group and is devoting its resources to address these items first.

The Company's Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of the Company's Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. The Company has established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

The framework for the Company's Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. The Company is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000 issue and which it believes could impact its operations. Although the Company cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which it is substantially dependent, and the Company plans to develop contingency plans for possible deficiencies in those services. For example, the Company believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services; consequently, the Company is developing a specialized process to assess and address Year 2000 issues arising from these relationships. The Company does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

As the Company completes the assessment of its systems, it is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. The Company will utilize both internal and external resources to implement these plans. The Company's strategic healthcare communications services are less dependent on information technology than its other services, and the Company expects to complete all phases of the program with respect to those services in 1998. The Company expects to address most systems relating to its healthcare consulting

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES services in 1998, with completion expected in the first half of 1999. The Company also expects to address most of its contract sales systems in 1998, and complete deployment in the first half of 1999. The Company's contract research services utilize numerous systems, which it must address independently on disparate schedules, depending on the magnitude and complexity of the individual system. The Company anticipates that critical deployment of these systems (or migration to replacement systems where necessary) will occur primarily in 1999. The Company expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.

Costs

The Company estimates that the aggregate costs of its Year 2000 Program will be approximately $14 million, including costs already incurred. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the Company's day-to-day operations. The Company incurred total Year 2000 Program costs of $3.6 million through December 31, 1997, of which approximately $2.6 million represented incremental expense. The Company's estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. The Company cannot provide assurance that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from the Company's expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause the Company to allocate its resources elsewhere and similar uncertainties.

Year 2000 Risks

The Company faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on the Company's ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of the Company's business may compound this risk if it is unable to coordinate efforts across its global operations on a timely basis. The Company believes that its Year 2000 Program will successfully address these risks, however, the Company cannot provide assurance that this program will be completed in a timely manner. Notwithstanding its Year 2000 Program, the Company also faces external risks that may be beyond its control. The Company's international operations and its relationships with foreign third parties create additional risks for the Company, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which the Company operates, as well as the danger that the internal

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Impact of Year 2000 -- Continued

systems of its foreign suppliers, service providers and customers will fail. The Company's business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

In addition, the Company's business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, the Company faces increased risk that its physician investigators will be unable to provide it with the data that the Company needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of its customers to address the Year 2000 issue could negatively impact their ability to utilize the Company's services. While it intends to develop contingency plans to address certain of these risks, the Company cannot assure you that any developed plans will sufficiently insulate it from the effects of these risks. Any disruptions resulting from the realization of these risks would affect the Company's ability to perform its services. If the Company is unable to receive or process information, or if third parties are unable to provide information or services to it, the Company may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business and financial results.

Contingencies

Until it has completed its remediation, testing and deployment plans, the Company believes it is premature to develop contingency plans to address what would happen if its execution of these plans were to fail to address the Year 2000 issue.


Recent Events

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of QED will be accounted for as a pooling of interests.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                JUNE 30        DECEMBER 31
                                                                  1998            1997
                                                               ----------      -----------
                                                               (unaudited)      (Note 1)
                                                                      (In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                   $  46,785       $  80,247
   Accounts receivable and unbilled services                     309,307         219,438
   Investments                                                    51,960          44,372
   Prepaid Expenses                                               25,764          22,276
   Other current assets                                           10,871          24,456
                                                               ---------       ---------
         Total current assets                                    444,687         390,789

Property and equipment                                           316,202         268,447
Less accumulated depreciation                                    101,394          81,481
                                                               ---------       ---------
                                                                 214,808         186,966
Intangibles and other assets:
   Intangibles                                                    70,545          72,395
   Investments                                                    75,084          69,089
   Deferred income taxes                                          68,619          68,651
   Deposits and other assets                                      29,381          26,137
                                                               ---------       ---------
                                                                 243,629         236,272
                                                               ---------       ---------
         Total assets                                          $ 903,124       $ 814,027
                                                               =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Lines of credit                                             $   5,905       $  10,485
   Accounts payable and accrued expenses                         107,188          99,203
   Credit arrangements, current                                   11,213          15,042
   Unearned income                                               125,942          89,069
   Income taxes and other current liabilities                     14,760          12,003
                                                               ---------       ---------
        Total current liabilities                                265,008         225,802

Long-term liabilities:
   Credit arrangements, less current portion                     155,624         149,484
   Long-term obligation                                           23,676          20,985
   Deferred income taxes and other liabilities                    22,964          29,117
                                                               ---------       ---------
                                                                 202,264         199,586
                                                               ---------       ---------
        Total liabilities                                        467,272         425,388

Shareholders' equity:
   Common stock and additional paid-in capital,
      76,635,718 and 75,304,156 shares issued and
      outstanding at June 30, 1998 and
      December 31, 1997, respectively                            346,874         336,144
   Retained earnings                                              98,721          60,684
   Other equity                                                   (9,743)         (8,189)
                                                               ---------       ---------
        Total shareholders' equity                               435,852         388,639
                                                               ---------       ---------
        Total liabilities and shareholders' equity             $ 903,124       $ 814,027
                                                               =========       =========


See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)



                                     THREE MONTHS ENDED JUNE 30      SIX MONTHS ENDED JUNE 30
                                       1998            1997             1998            1997
                                     ---------       ---------       ---------       ---------
                                                   (In thousands, except per share data)

Net revenue                          $ 285,354       $ 203,490       $ 544,905       $ 392,125

Costs and expenses:
  Direct                               148,689         107,208         285,085         205,404
  General and administrative            93,067          65,981         176,627         129,056
  Depreciation and amortization         13,914           8,909          26,265          17,072
                                     ---------       ---------       ---------       ---------
                                       255,670         182,098         487,977         351,532
                                     ---------       ---------       ---------       ---------
Income from operations                  29,684          21,392          56,928          40,593

Other expense, net                        (493)           (372)           (928)         (1,126)
                                     ---------       ---------       ---------       ---------
Income before income taxes              29,191          21,020          56,000          39,467
Income taxes                             9,446           8,046          17,998          14,893
                                     ---------       ---------       ---------       ---------

Net income                           $  19,745       $  12,974       $  38,002       $  24,574
                                     =========       =========       =========       =========

Basic net income per share           $    0.26       $    0.18       $    0.50       $    0.34
                                     =========       =========       =========       =========

Diluted net income per share         $    0.25       $    0.17       $    0.49       $    0.33
                                     =========       =========       =========       =========



See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)




                                                               SIX MONTHS ENDED JUNE 30
                                                                 1998            1997
                                                               ---------       ---------
                                                                   (In thousands)

OPERATING ACTIVITIES
Net income                                                     $  38,002       $  24,575
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
  Depreciation and amortization                                   26,265          17,072
  Net loss on sale of property and equipment                         554              --
  Provision for deferred income tax expense                       (1,520)         (3,275)
  Change in operating assets and liabilities                     (38,608)        (16,506)
  Other                                                               --             (43)
  Change in fiscal year of pooled entity                              --            (578)
                                                               ---------       ---------
Net cash provided by operating activities                         24,693          21,245

INVESTING ACTIVITIES
Proceeds from disposition of property and equipment                1,480             820
Acquisition of property and equipment                            (44,525)        (39,202)
Acquisition of intangible assets, net of cash acquired             2,069          (3,504)
Payment of non-recurring transaction costs                            --         (10,269)
Payment of dividend                                                 (836)             --
Security investments, net                                        (13,734)         (5,571)
Change in fiscal year of pooled entity                                --             (17)
                                                               ---------       ---------
Net cash used in investing activities                            (55,546)        (57,743)

FINANCING ACTIVITIES
Decrease in lines of credit, net                                  (3,657)         (7,826)
Principal payments on credit arrangements                         (8,224)         (9,070)
Issuance of common stock                                          10,196          88,756
Other                                                                 --             (60)
Dividend paid by pooled entity                                        --          (1,563)
Change in fiscal year of pooled entity                                --              57
                                                               ---------       ---------
Net cash (used in) provided by financing activities               (1,685)         70,294

Effect of foreign currency exchange rate changes on cash            (924)         (1,424)
                                                               ---------       ---------

(Decrease) increase in cash and cash equivalents                 (33,462)         33,372
Cash and cash equivalents at beginning of period                  80,247          74,474
                                                               ---------       ---------
Cash and cash equivalents at end of period                     $  46,785       $ 107,846
                                                               =========       =========


See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited)

June 30, 1998

1.     Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the Consolidated Financial Statements and Notes thereto included in the Current Report on Form 8-K, dated January 27, 1999 of Quintiles Transnational Corp. (the "Company") .

The balance sheet at December 31, 1997 has been derived from the audited financial statements of the Company. The balance sheet does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

2.     Mergers and Acquisitions

On February 2, 1998, the Company acquired Pharma Networks, N.V. ("Pharma") in exchange for 132,000 shares of the Company's Common Stock. On February 26, 1998, the Company acquired T2A S.A. ("T2A") in exchange for 311,899 shares of the Company's Common Stock. On August 24, 1998, the Company acquired the Royce Consultancy Limited ("Royce") in exchange for 664,194 shares of the Company's Common Stock. On September 9, 1998, the Company acquired Data Analysis Systems, Inc ("DAS") in exchange for 358,897 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and the Company's financial statements for 1998 and prior years have been restated to include the results of these pooled companies.

On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical") in exchange for 16,600 shares of the Company's Common Stock. On May 31, 1998, the Company acquired Crossbox Limited t/a Cardiac Alert ("Cardiac Alert") in exchange for 70,743 shares of the Company's Common Stock. On May 31, 1998, the Company acquired ClinData International Pty Limited ("ClinData") in exchange for 123,879 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method. The Company's 1998 financial statements have been restated to include the results of these pooled companies from January 1, 1998, but the financial statements for 1997 and prior have not been restated because the effect of such restatement would be immaterial.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

On February 4, 1998, the Company acquired Technology Assessment Group ("TAG") in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG was accounted for as a purchase.

3.     Long Term Obligation

On May 31, 1998, the Company acquired a clinical trial production and warehouse facility in Livingston, Scotland. The 58,000-square-foot facility in Livingston, Scotland, will be integrated with Quintiles' two other nearby facilities, one (at Bathgate) specializing in clinical trial packaging and distribution and the other (at Edinburgh) providing services in all aspects of preclinical and pharmaceutical drug development.

The Company has made a purchase commitment valued at approximately (pound)1.75 million ($2.9 million) with payment due in May, 2001.

4.     Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):

                                                    Three Months Ended June 30,    Six Months Ended June 30,
                                                       1998          1997             1998          1997
                                                      -------      -------           -------      -------
Net income                                            $19,745      $12,974           $38,002      $24,574
                                                      =======      =======           =======      =======
Weighted average shares:
   Basic weighted average shares                       76,530       73,861            76,363       72,591
   Effect of dilutive securities - Stock options        1,608        1,523             1,600        1,702
                                                      -------      -------           -------      -------
   Diluted weighted average shares                     78,138       75,384            77,963       74,293
                                                      =======      =======           =======      =======
Basic net income per share                            $  0.26      $  0.18           $  0.50      $  0.34
Diluted net income per share                          $  0.25      $  0.17           $  0.49      $  0.33


 5. Comprehensive Income

The Company adopted Financial Accounting Standard Board Statement No. 130, "Reporting Comprehensive Income" in the first quarter of 1998. The adoption of Statement No. 130 did not have an impact on the Company's financial position or results from operations.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

The following table represents the Company's comprehensive income for the three and six months ended June 30, 1998 and 1997 (in thousands):


                                                     Three Months Ended June 30,           Six Months Ended June 30,
                                                       1998               1997               1998              1997
                                                     --------           --------           --------         ---------
Net income                                           $ 19,745           $ 12,974           $ 38,002         $  24,574
Other comprehensive income:
   Unrealized gain on marketable securities,
       net of tax                                         113                154                 32               159
   Foreign currency adjustment                         (2,658)             2,541             (1,670)           (6,074)
                                                     --------           --------           --------         ---------
Comprehensive income                                 $ 17,200           $ 15,669           $ 36,364         $  18,659
                                                     ========           ========           ========         =========


6.   Subsequent Events

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("Q.E.D."), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of Q.E.D. will be accounted for as a pooling of interests.

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

7.   Recently Issued Accounting Standard

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will not adopt Statement No.
133 until required to do so on January 1, 2000.


Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company's consolidated financial data for periods subsequent to January 1, 1998 have been restated to include the results of business combinations completed from that date through September 30, 1998 that were accounted for by the pooling of interests method. The financial data prior to January 1, 1998 have been restated to include Pharma, T2A, Royce and DAS. The financial data prior to January 1, 1998 have not been restated for More Biomedical, Cardiac Alert and ClinData because the effect of such restatement would be immaterial.


Results of Operations

Three Months Ended June 30, 1998 and 1997

Net revenue for the second quarter of 1998 was $285.4 million, an increase of $81.9 million or 40.2% over second quarter of 1997 net revenue of $203.5 million. Growth occurred across each of the Company's geographic regions. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the second quarter of 1997.

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $148.7 million or 52.1% of net revenue for the second quarter of 1998 versus $107.2 million or 52.7% of net revenue for the second quarter of 1997.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $93.1 million or 32.6% of net revenue for the second quarter of 1998 versus $66.0 million or 32.4% of net revenue for the second quarter of 1997. The $27.1 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Depreciation and amortization were $13.9 million or 4.9% of net revenue for the second quarter of 1998 versus $8.9 million or 4.4% of net revenue for the second quarter of 1997.

Income from operations was $29.7 million or 10.4% of net revenue for the second quarter of 1998 versus $21.4 million or 10.5% of net revenue for the second quarter of 1997.

The effective tax rate for the second quarter of 1998 was 32.4% versus a 38.3% effective tax rate for the second quarter of 1997. A higher proportion of profits were generated in countries with lower tax rates and where net operating losses could be utilized. Since the Company conducts operations on a global basis, its effective tax rate may vary.

Six Months Ended June 30, 1998 and 1997

Net revenue for the six months ended June 30, 1998 was $544.9 million, an increase of $152.8 million or 39.0% over net revenue of $392.1 million for the six months ended June 30, 1997. Growth occurred across each of the Company's geographic regions. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the six months ended June 30, 1997.

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $285.1 million or 52.3% of net revenue for the six months ended June 30, 1998 versus $205.4 million or 52.4% of net revenue for the six months ended June 30, 1997.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $176.6 million or 32.4% of net revenue for the six months ended June 30, 1998 versus $129.1 million or 32.9% of net revenue for the six months ended June 30, 1997. The $47.6 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

Depreciation and amortization were $26.3 million or 4.8% of net revenue for the six months ended June 30, 1998 versus $17.1 million or 4.4% of net revenue for the six months ended June 30, 1997.

Income from operations was $56.9 million or 10.4% of net revenue for the six months ended June 30, 1998 versus $40.6 million or 10.4% of net revenue for the six months ended June 30, 1997.

The effective tax rate for the six months ended June 30, 1998 was 32.1% versus a 37.7% effective tax rate for the six months ended June 30, 1997. A higher proportion of profits were generated in countries with lower tax rates and where net operating losses could be utilized. Since the Company conducts operations on a global basis, its effective tax rate may vary.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Liquidity and Capital Resources

Cash inflows from operations were $24.7 million for the six months ended June 30, 1998 versus cash inflows of $21.2 million for the comparable period of 1997. Investing activities, for the six months ended June 30, 1998, consisted primarily of capital asset purchases and investment security purchases and maturities. These investing activities required an outlay of cash of $55.5 million for the six months ended June 30, 1998 compared to an outlay of $57.7 million for investing activities during the same period in 1997.

As of June 30, 1998, total working capital was $179.7 million versus $171.1 million as of December 31, 1997. Net receivables from clients (accounts receivable and unbilled services, net of unearned income) increased to $183.4 million at June 30, 1998 as compared to $130.4 million at the end of 1997. During the first half of 1998, accounts receivable increased to $171.1 million from $138.5 million, and unbilled services increased to $138.2 million from $55.0 million offset by an increase in unearned income to $125.9 million from $89.1 million. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, increased to 51 days at June 30, 1998, as compared to 42 days at December 31, 1997. The increase in number of days outstanding is primarily due to the increase in unbilled services caused by the implementation of new financial software systems during the period.

The Company has a (pound)15.0 million (approximately $24.9 million) unsecured line of credit with a U.K. bank and a (pound)5.0 million (approximately $8.3 million) unsecured line of credit with a second U.K. bank. At June 30, 1998, the Company had (pound)16.4 million (approximately $27.3 million) available under these arrangements.

On August 7, 1998, the Company entered into a $150 million senior unsecured credit facility ("$150 million facility") with a U.S. bank. Based upon its current financing plan, the Company believes the $150 million facility would be available to retire its long-term credit arrangements and obligations, if necessary.

Based on its current operating plan, the Company believes that its available cash and cash equivalents and investments in marketable securities, together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company is continually evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing in its ordinary course of business or to facilitate possible acquisitions or expansion.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Impact of Year 2000

State of Readiness

The Company has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of the Company's operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which it operates. The Company's computing infrastructure is based on industry standard systems. The Company does not depend on large legacy systems and does not use mainframes. Rather, the scope of its Year 2000 Program includes unique software systems and tools in each of its service groups, especially its contract research service group, embedded systems in its laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. The Company has identified critical systems within each service group and is devoting its resources to address these items first.

The Company's Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of the Company's Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. The Company has established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

The framework for the Company's Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. The Company is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000 issue and which it believes could impact its operations. Although the Company cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which it is substantially dependent, and the Company plans to develop contingency plans for possible deficiencies in those services. For example, the Company believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services; consequently, the Company is developing a specialized process to assess and address Year 2000 issues arising from these relationships. The Company does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

As the Company completes the assessment of its systems, it is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. The Company will utilize both internal and external resources to implement these plans. The Company's strategic

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES healthcare communications services are less dependent on information technology than its other services, and the Company expects to complete all phases of the program with respect to those services in 1998. The Company expects to address most systems relating to its healthcare consulting services in 1998, with completion expected in the first half of 1999. The Company also expects to address most of its contract sales systems in 1998, and complete deployment in the first half of 1999. The Company's contract research services utilize numerous systems, which it must address independently on disparate schedules, depending on the magnitude and complexity of the individual system. The Company anticipates that critical deployment of these systems (or migration to replacement systems where necessary) will occur primarily in 1999. The Company expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.

Costs

The Company estimates that the aggregate costs of its Year 2000 Program will be approximately $14 million, including costs already incurred. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the Company's day-to-day operations. The Company incurred total Year 2000 Program costs of $3.6 million through December 31, 1997, of which approximately $2.6 million represented incremental expense. The Company's estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. The Company cannot provide assurance that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from the Company's expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause the Company to allocate its resources elsewhere and similar uncertainties.

Year 2000 Risks

The Company faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on the Company's ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of the Company's business may compound this risk if it is unable to coordinate efforts across its global operations on a timely basis. The Company believes that its Year 2000 Program will successfully address these risks, however, the Company cannot provide assurance that this program will be completed in a timely manner. Notwithstanding its Year 2000 Program, the Company also faces external risks that may be beyond its control. The Company's international operations and its relationships with foreign third parties create additional risks for the Company, as many countries outside the United States have been less attuned to the

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which the Company operates, as well as the danger that the internal systems of its foreign suppliers, service providers and customers will fail. The Company's business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

In addition, the Company's business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, the Company faces increased risk that its physician investigators will be unable to provide it with the data that the Company needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of its customers to address the Year 2000 issue could negatively impact their ability to utilize the Company's services. While it intends to develop contingency plans to address certain of these risks, the Company cannot assure you that any developed plans will sufficiently insulate it from the effects of these risks. Any disruptions resulting from the realization of these risks would affect the Company's ability to perform its services. If the Company is unable to receive or process information, or if third parties are unable to provide information or services to it, the Company may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business and financial results.

Contingencies

Until it has completed its remediation, testing and deployment plans, the Company believes it is premature to develop contingency plans to address what would happen if its execution of these plans were to fail to address the Year 2000 issue.


Recent Events

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of QED will be accounted for as a pooling of interests.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.


Recently Issued Accounting Standard

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will not adopt Statement No.
133 until required to do so on January 1, 2000.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS




                                                           SEPTEMBER 30        DECEMBER 31
                                                               1998               1997
                                                           -------------       ----------
                                                             (unaudited)        (Note 1)
                                                                   (In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                   $  88,499       $  80,247
   Accounts receivable and unbilled services                     295,425         219,438
   Investments                                                    44,448          44,372
   Prepaid expenses                                               26,931          22,276
   Other current assets                                           10,738          24,456
                                                               ---------       ---------
         Total current assets                                    466,041         390,789

Property and equipment                                           353,095         268,447
Less accumulated depreciation                                    113,939          81,481
                                                               ---------       ---------
                                                                 239,156         186,966
Intangibles and other assets:
   Intangibles                                                    71,369          72,395
   Investments                                                    59,514          69,089
   Deferred income taxes                                          68,683          68,651
   Deposits and other assets                                      33,189          26,137
                                                               ---------       ---------
                                                                 232,755         236,272
                                                               ---------       ---------
         Total assets                                          $ 937,952       $ 814,027
                                                               =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Lines of credit                                             $     366       $  10,485
   Accounts payable and accrued expenses                         118,819          99,203
   Credit arrangements, current                                   13,519          15,042
   Unearned income                                               120,827          89,069
   Income taxes and other current liabilities                     14,843          12,003
                                                               ---------       ---------
        Total current liabilities                                268,374         225,802

Long-term liabilities:
   Credit arrangements, less current portion                     153,879         149,484
   Long-term obligations                                          24,172          20,985
   Deferred income taxes and other liabilities                    26,580          29,117
                                                               ---------       ---------
                                                                 204,631         199,586
                                                               ---------       ---------
        Total liabilities                                        473,005         425,388

Shareholders' equity:
   Common stock and additional paid-in capital,
      76,765,856 and 75,304,156 shares issued and
      outstanding at September 30, 1998 and
      December 31, 1997, respectively                            348,804         336,144
   Retained earnings                                             119,634          60,684
   Other equity                                                   (3,491)         (8,189)
                                                               ---------       ---------
        Total shareholders' equity                               464,947         388,639
                                                               ---------       ---------
        Total liabilities and shareholders' equity             $ 937,952       $ 814,027
                                                               =========       =========



See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)



                                  THREE MONTHS ENDED SEPTEMBER 30    NINE MONTHS ENDED SEPTEMBER 30
                                       1998            1997            1998            1997
                                     ---------       ---------       ---------       ---------
                                                (In thousands, except per share data)
Net revenue                          $ 303,474       $ 216,311       $ 848,379       $ 608,436

Costs and expenses:
  Direct                               159,284         115,972         444,369         321,376
  General and administrative            98,298          67,866         274,925         196,922
  Depreciation and amortization         14,166           9,679          40,431          26,751
                                     ---------       ---------       ---------       ---------
                                       271,748         193,517         759,725         545,049
                                     ---------       ---------       ---------       ---------
Income from operations                  31,726          22,794          88,654          63,387

Other expense, net                        (989)           (874)         (1,917)         (2,000)
                                     ---------       ---------       ---------       ---------
Income before income taxes              30,737          21,920          86,737          61,387
Income taxes                             9,825           7,632          27,823          22,525
                                     ---------       ---------       ---------       ---------

Net income                           $  20,912       $  14,288       $  58,914       $  38,862
                                     =========       =========       =========       =========

Basic net income per share           $    0.27       $    0.19       $    0.77       $    0.53
                                     =========       =========       =========       =========

Diluted net income per share         $    0.27       $    0.19       $    0.76       $    0.52
                                     =========       =========       =========       =========


See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)




                                                            NINE MONTHS ENDED SEPTEMBER 30
                                                                 1998             1997
                                                               ---------       ---------
                                                                     (In thousands)
OPERATING ACTIVITIES
Net income                                                     $  58,914       $  38,862
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
  Depreciation and amortization                                   40,431          26,751
  Provision for deferred income tax expense                       (1,484)           (143)
  Change in operating assets and liabilities                     (23,767)        (30,188)
  Other                                                              241             (70)
  Change in fiscal year of pooled entity                              --            (581)
                                                               ---------       ---------
Net cash provided by operating activities                         74,335          34,631

INVESTING ACTIVITIES
Proceeds from disposition of property and equipment                4,505           2,950
Acquisition of property and equipment                            (72,296)        (59,770)
Acquisition of intangible assets, net of cash acquired             2,067          (3,445)
Payment of non-recurring transaction costs                            --         (10,269)
Payment of dividend                                                 (866)             --
Security investments, net                                          9,722         (30,994)
Change in fiscal year of pooled entity                                --             (17)
                                                               ---------       ---------
Net cash used in investing activities                            (56,868)       (101,545)

FINANCING ACTIVITIES
(Decrease) increase in lines of credit, net                       (9,015)          6,132
Principal payments on credit arrangements                        (13,256)        (28,732)
Issuance of common stock, net                                     12,212          95,689
Other                                                                 --             (90)
Dividend paid by pooled entity                                        --          (1,633)
Change in fiscal year of pooled entity                                --              57
                                                               ---------       ---------
Net cash (used in) provided by financing activities              (10,059)         71,423

Effect of foreign currency exchange rate changes on cash             844          (1,645)
                                                               ---------       ---------

Increase in cash and cash equivalents                              8,252           2,864
Cash and cash equivalents at beginning of period                  80,247          74,474
                                                               ---------       ---------
Cash and cash equivalents at end of period                     $  88,499       $  77,338
                                                               =========       =========


See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited)

September 30, 1998

1.     Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the Consolidated Financial Statements and Notes thereto included in the Current Report on Form 8-K, dated January 27, 1999 of Quintiles Transnational Corp. (the "Company").

The balance sheet at December 31, 1997 has been derived from the audited financial statements of the Company. The balance sheet does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

2.     Mergers and Acquisitions

On February 2, 1998, the Company acquired Pharma Networks, N.V. ("Pharma") in exchange for 132,000 shares of the Company's Common Stock. On February 26, 1998, the Company acquired T2A S.A. ("T2A") in exchange for 311,899 shares of the Company's Common Stock. On August 24, 1998, the Company acquired the Royce Consultancy Limited ("Royce") in exchange for 664,194 shares of the Company's Common Stock. On September 9, 1998, the Company acquired Data Analysis Systems, Inc ("DAS") in exchange for 358,897 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method and the Company's financial statements for 1998 and prior years have been restated to include the results of these pooled companies.

On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical") in exchange for 16,600 shares of the Company's Common Stock. On May 31, 1998, the Company acquired Crossbox Limited t/a Cardiac Alert ("Cardiac Alert") in exchange for 70,743 shares of the Company's Common Stock. On May 31, 1998, the Company acquired ClinData International Pty Limited ("ClinData") in exchange for 123,879 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method. The Company's 1998 financial statements have been restated to include the results of these pooled companies from January 1, 1998, but the financial statements for 1997 and prior have not been restated because the effect of such restatement would be immaterial.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

On February 4, 1998, the Company acquired Technology Assessment Group ("TAG") in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG was accounted for as a purchase.

3.     Long Term Obligation

On May 31, 1998, the Company acquired a clinical trial production and warehouse facility in Livingston, Scotland. The 58,000-square-foot facility in Livingston, Scotland, will be integrated with Quintiles' two other nearby facilities, one (at Bathgate) specializing in clinical trial packaging and distribution and the other (at Edinburgh) providing services in all aspects of preclinical and pharmaceutical drug development.

The Company has made a purchase commitment valued at approximately (pound)1.75 million ($2.9 million) with payment due in May, 2001.

4.     Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):


                                                          Three Months Ended                   Nine Months Ended
                                                             September 30,                        September 30,
                                                       1998               1997                1998             1997
                                                     -------             --------           --------         --------
Net income                                           $ 20,912            $ 14,288           $ 58,914         $ 38,862
                                                     ========            ========           ========         ========
Weighted average shares:
   Basic weighted average shares                       76,724              74,376             76,476           73,283
   Effect of dilutive securities - Stock options        1,384               1,675              1,511            1,684
                                                      -------             -------           --------         --------
   Diluted weighted average shares                     78,108              76,051             77,987           74,967
                                                      =======             =======           ========         ========
Basic net income per share                            $  0.27             $  0.19           $   0.77         $   0.53
Diluted net income per share                          $  0.27             $  0.19           $   0.76         $   0.52

5. Comprehensive Income

The Company adopted Financial Accounting Standard Board Statement No. 130, "Reporting Comprehensive Income" in the first quarter of 1998. The adoption of Statement No. 130 did not have an impact on the Company's financial position or results from operations.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

The following table represents the Company's comprehensive income for the three and nine months ended September 30, 1998 and 1997 (in thousands):


                                               Three Months Ended         Nine Months Ended
                                                  September 30,              September 30,
                                              1998          1997          1998          1997
                                             -------      --------       -------      --------
Net income                                   $20,912      $ 14,288       $58,914      $ 38,862
Other comprehensive income:
   Unrealized gain (loss) on marketable
         securities, net of tax                  165          (142)          197            17
   Foreign currency adjustment                 6,056        (2,464)        4,386        (8,538)
                                             -------      --------       -------      --------
Comprehensive income                         $27,133      $ 11,682       $63,497      $ 30,341
                                             =======      ========       =======      ========

6.   Subsequent Events

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("Q.E.D."), a New York- based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of Q.E.D. will be accounted for as a pooling of interests.

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(unaudited) -- Continued

7.   Recently Issued Accounting Standard

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will not adopt Statement No.
133 until required to do so on January 1, 2000.


Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company's consolidated financial data for periods subsequent to January 1, 1998 have been restated to include the results of business combinations completed from that date through September 30, 1998 that were accounted for by the pooling of interests method. The financial data prior to January 1, 1998 have been restated to include Pharma, T2A, Royce and DAS. The financial data prior to January 1, 1998 have not been restated to include More Biomedical, Cardiac Alert and ClinData because the effect of such restatement would be immaterial.


Results of Operations

Three Months Ended September 30, 1998 and 1997

Net revenue for the third quarter of 1998 was $303.5 million, an increase of $87.2 million or 40.3% over third quarter of 1997 net revenue of $216.3 million. Growth occurred across each of the Company's geographic regions with particularly strong growth in the Americas contract research services. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the third quarter of 1997.

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $159.3 million or 52.5% of net revenue for the third quarter of 1998 versus $116.0 million or 53.6% of net revenue for the third quarter of 1997.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $98.3 million or 32.4% of net revenue for the third quarter of 1998 versus $67.9 million or 31.4% of net revenue for the third quarter of 1997. The $30.4 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES locations and outside services resulting from the Company's growth. Also included in the increase is approximately $1.2 million of incremental costs related to the Company's Year 2000 Program.

Depreciation and amortization were $14.2 million or 4.7% of net revenue for the third quarter of 1998 versus $9.7 million or 4.5% of net revenue for the third quarter of 1997.

Income from operations was $31.7 million or 10.5% of net revenue for the third quarter of 1998 versus $22.8 million or 10.5% of net revenue for the third quarter of 1997.

The effective tax rate for the third quarter of 1998 was 32.0% versus a 34.8% effective tax rate for the third quarter of 1997. The effective tax rate reduction resulted from the reversal of prior year valuation allowances relating to certain net operating losses that the Company now feels are more likely than not to be utilized. Since the Company conducts operations on a global basis, its effective tax rate may vary.


Nine Months Ended September 30, 1998 and 1997

Net revenue for the nine months ended September 30, 1998 was $848.4 million, an increase of $239.9 million or 39.4% over net revenue of $608.4 million for the nine months ended September 30, 1997. Growth occurred across each of the Company's geographic regions. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to the nine months ended September 30, 1997.

Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $444.4 million or 52.4% of net revenue for the nine months ended September 30, 1998 versus $321.4 million or 52.8% of net revenue for the nine months ended September 30, 1997.

General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $274.9 million or 32.4% of net revenue for the nine months ended September 30, 1998 versus $196.9 million or 32.4% of net revenue for the nine months ended September 30, 1997. The $78.0 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth. Also included in the increase is approximately $1.2 million of incremental costs related to the Company's Year 2000 Program.

Depreciation and amortization were $40.4 million or 4.8% of net revenue for the nine months ended September 30, 1998 versus $26.8 million or 4.4% of net revenue for the nine months ended September 30, 1997.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Income from operations was $88.7 million or 10.4% of net revenue for the nine months ended September 30, 1998 versus $63.4 million or 10.4% of net revenue for the nine months ended September 30, 1997.

The effective tax rate for the nine months ended September 30, 1998 was 32.1% versus a 36.7% effective tax rate for the nine months ended September 30, 1997. The effective tax rate reduction resulted from the reversal of prior year valuation allowances relating to certain net operating losses that the Company now feels are more likely than not to be utilized. Since the Company conducts operations on a global basis, its effective tax rate may vary.


Liquidity and Capital Resources

Cash inflows from operations were $74.3 million for the nine months ended September 30, 1998 versus cash inflows of $34.6 million for the comparable period of 1997. Investing activities, for the nine months ended September 30, 1998, consisted primarily of capital asset purchases and investment security purchases and maturities. Capital asset purchases required an outlay of cash of $72.3 million for the nine months ended September 30, 1998 compared to an outlay of $59.8 million for the same period in 1997.

As of September 30, 1998, total working capital was $197.7 million versus $165.0 million as of December 31, 1997. Net receivables from clients (accounts receivable and unbilled services, net of unearned income) were $174.6 million at September 30, 1998 as compared to $130.4 million at the end of 1997. As of September 30, 1998, accounts receivable were $171.6 million versus $138.5 million as of December 31, 1997. Unbilled services were $123.8 million at September 30, 1998 versus $55.0 million at December 31, 1997, offset by unearned income balances of $120.8 million and $89.1 million, respectively. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, was 45 days at September 30, 1998, as compared to 42 days at December 31, 1997.

The Company has a (pound)15.0 million (approximately $25.4 million) unsecured line of credit with a U.K. bank and a (pound)5.0 million (approximately $8.5 million) unsecured line of credit with a second U.K. bank. At September 30, 1998, the Company had (pound)19.8 million (approximately $33.6 million) available under these arrangements.

On August 7, 1998, the Company entered into a $150 million senior unsecured credit facility ("$150.0 million facility") with a U.S. bank. At September 30, 1998, the Company had the full $150 million available under this credit facility. Based upon its current financing plan, the Company believes the $150.0 million facility would be available to retire its long-term credit arrangements and obligations, if necessary.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Based on its current operating plan, the Company believes that its available cash and cash equivalents and investments in marketable securities, together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company is continually evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing in its ordinary course of business or to facilitate possible acquisitions or expansion.


Impact of Year 2000

State of Readiness

The Company has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of the Company's operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which it operates. The Company's computing infrastructure is based on industry standard systems. The Company does not depend on large legacy systems and does not use mainframes. Rather, the scope of its Year 2000 Program includes unique software systems and tools in each of its service groups, especially its contract research service group, embedded systems in its laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. The Company has identified critical systems within each service group and is devoting its resources to address these items first.

The Company's Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of the Company's Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. The Company has established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

The framework for the Company's Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. The Company is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000




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



                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Impact of Year 2000 -- Continued

issue and which it believes could impact its operations. Although the Company cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which it is substantially dependent, and the Company plans to develop contingency plans for possible deficiencies in those services. For example, the Company believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services; consequently, the Company is developing a specialized process to assess and address Year 2000 issues arising from these relationships. The Company does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

As the Company completes the assessment of its systems, it is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. The Company will utilize both internal and external resources to implement these plans. The Company's strategic healthcare communications services are less dependent on information technology than its other services, and the Company expects to complete all phases of the program with respect to those services in 1998. The Company expects to address most systems relating to its healthcare consulting services in 1998, with completion expected in the first half of 1999. The Company also expects to address most of its contract sales systems in 1998, and complete deployment in the first half of 1999. The Company's contract research services utilize numerous systems, which it must address independently on disparate schedules, depending on the magnitude and complexity of the individual system. The Company anticipates that critical deployment of these systems (or migration to replacement systems where necessary) will occur primarily in 1999. The Company expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.

Costs

The Company estimates that the aggregate costs of its Year 2000 Program will be approximately $14 million, including costs already incurred. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the Company's day-to-day operations. The Company incurred total Year 2000 Program costs of $3.6 million through December 31, 1997, of which approximately $2.6 million represented incremental expense. The Company's estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. The Company cannot provide assurance that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from the Company's expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause the Company to allocate its resources elsewhere and similar uncertainties.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Year 2000 Risks

The Company faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on the Company's ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of the Company's business may compound this risk if it is unable to coordinate efforts across its global operations on a timely basis. The Company believes that its Year 2000 Program will successfully address these risks, however, the Company cannot provide assurance that this program will be completed in a timely manner. Notwithstanding its Year 2000 Program, the Company also faces external risks that may be beyond its control. The Company's international operations and its relationships with foreign third parties create additional risks for the Company, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which the Company operates, as well as the danger that the internal systems of its foreign suppliers, service providers and customers will fail. The Company's business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

In addition, the Company's business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, the Company faces increased risk that its physician investigators will be unable to provide it with the data that the Company needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of its customers to address the Year 2000 issue could negatively impact their ability to utilize the Company's services. While it intends to develop contingency plans to address certain of these risks, the Company cannot assure you that any developed plans will sufficiently insulate it from the effects of these risks. Any disruptions resulting from the realization of these risks would affect the Company's ability to perform its services. If the Company is unable to receive or process information, or if third parties are unable to provide information or services to it, the Company may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business and financial results.

Contingencies

Until it has completed its remediation, testing and deployment plans, the Company believes it is premature to develop contingency plans to address what would happen if its execution of these plans were to fail to address the Year 2000 issue.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

Recent Events

On October 8, 1998, the Company acquired Simirex Inc. and Simirex International Ltd. ("Simirex"), a New Jersey-based provider of clinical packaging services for the U.S. pharmaceutical industry. The acquisition of Simirex will be accounted for as a pooling of interests.

On October 12, 1998, the Company acquired Groupe H2V SA ("Serval"), a Paris-based French contract sales and marketing company. The acquisition of Serval will be accounted for as a purchase.

On October 12, 1998, the Company acquired Q.E.D. International, Inc. ("QED"), a New York-based provider of integrated product marketing and communication services for pharmaceutical companies in the U.S. market. The acquisition of QED will be accounted for as a pooling of interests.

On December 14, 1998, the Company entered into a definitive agreement to acquire Pharmaceutical Marketing Services Inc. ("PMSI") and its core company, Scott-Levin. The acquisition of PMSI is expected to be accounted for as a purchase.

On December 15, 1998, the Company entered into a definitive agreement to acquire ENVOY Corporation ("ENVOY") in a stock exchange transaction. The acquisition of ENVOY is expected to be accounted for as a pooling of interests.

On January 1, 1999, the Company acquired substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility.


Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that upon adoption, all derivative instruments be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in other comprehensive income pending recognition in earnings. The Company will not adopt Statement No.
133 until required to do so on January 1, 2000.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of businesses acquired.

                  None.

         (b)      Pro forma financial information.

                  None.

         (c)      Exhibits.

         Exhibit Number          Description of Exhibit
         --------------          ----------------------

         23.01                   Consent of Ernst & Young LLP
         23.02                   Consent of PricewaterhouseCoopers LLP
         23.03                   Consent of KPMG
         27.01                   Restated Financial Data Schedule for
                                   the Year Ended December 31, 1995
         27.02                   Restated Financial Data Schedule for
                                   the Year Ended December 31, 1996
         27.03                   Restated Financial Data Schedule for
                                   the Year Ended December 31, 1997
         27.04                   Restated Financial Data Schedule for
                                   the Three Months Ended March 31, 1997
         27.05                   Restated Financial Data Schedule for
                                   the Six Months Ended June 30, 1997
         27.06                   Restated Financial Data Schedule for
                                   the Nine Months Ended September 30, 1997
         27.07                   Restated Financial Data Schedule for
                                   the Three Months Ended March 31, 1998
         27.08                   Restated Financial Data Schedule for
                                   the Six Months Ended June 30, 1998
         27.09                   Restated Financial Data Schedule for
                                   the Nine Months Ended September 30, 1998
         99.01                   Report of PricewaterhouseCoopers LLP
         99.02                   Report of KPMG
         99.03                   Press release, dated January 26, 1999

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     QUINTILES TRANSNATIONAL CORP.



                                  By:  /S/ RACHEL R. SELISKER
                                     ---------------------------------------
Dated: January 27, 1999               Rachel R. Selisker
                                      Chief Financial Officer and Executive Vice
                                      President Finance

                                  EXHIBIT INDEX


         Exhibit Number          Description of Exhibit
         --------------          ----------------------

         23.01                   Consent of Ernst & Young LLP
         23.02                   Consent of PricewaterhouseCoopers LLP
         23.03                   Consent of KPMG
         27.01                   Restated Financial Data Schedule for
                                   the Year Ended December 31, 1995
         27.02                   Restated Financial Data Schedule for
                                   the Year Ended December 31, 1996
         27.03                   Restated Financial Data Schedule for
                                   the Year Ended December 31, 1997
         27.04                   Restated Financial Data Schedule for
                                   the Three Months Ended March 31, 1997
         27.05                   Restated Financial Data Schedule for
                                   the Six Months Ended June 30, 1997
         27.06                   Restated Financial Data Schedule for
                                   the Nine Months Ended September 30, 1997
         27.07                   Restated Financial Data Schedule for
                                   the Three Months Ended March 31, 1998
         27.08                   Restated Financial Data Schedule for
                                   the Six Months Ended June 30, 1998
         27.09                   Restated Financial Data Schedule for
                                   the Nine Months Ended September 30, 1998
         99.01                   Report of PricewaterhouseCoopers LLP
         99.02                   Report of KPMG
         99.03                   Press release, dated January 26, 1999